Filed Pursuant to Rule 424(b)(5)
Registration Number 333-221806

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 12, 2018)

10,000,000 Shares

Teekay Corporation

Common Stock

Teekay Corporation is offering for sale 10,000,000 shares of its common stock.

Our common stock is listed on the New York Stock Exchange (or the NYSE) under the symbol “TK.” On January 23, 2018, the closing price of our common stock on the New York Stock Exchange was $10.74 per share.

Concurrently with this offering of common stock, we are offering to qualified institutional buyers, in a separate offering exempt from registration under the Securities Act of 1933, as amended, $125,000,000 aggregate principal amount of our 5.000% Convertible Senior Notes due 2023, which we refer to as the notes, or a total of $150,000,000 aggregate principal amount of notes if the initial purchasers in the concurrent notes offering exercise in full their over-allotment option. We cannot assure you that the concurrent notes offering will be completed. This prospectus supplement is not an offer with respect to the concurrent notes offering. The offering of common stock hereby is not contingent upon the consummation of the concurrent notes offering, and the concurrent notes offering is not contingent upon the consummation of the offering of common stock hereby.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page S-11 of this prospectus supplement and page 4 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Price to the public	$9.75000	$97,500,000
Underwriting discounts and commissions	$0.45337	$4,533,700
Proceeds to Teekay Corporation (before expenses)	$9.29663	$92,966,300

We have granted the underwriters a 30-day option to purchase up to 1,500,000 additional shares. If the underwriters exercise the option in full, the total underwriting discounts and commissions will be $5,213,755 and the total proceeds to us before expenses will be $106,911,245.

The underwriters expect to deliver the shares to purchasers on or about January 26, 2018.

Joint Book-Running Managers

Morgan Stanley	J.P. Morgan	BofA Merrill Lynch	UBS Investment Bank

Co-Managers

BNP PARIBAS	Credit Agricole CIB

January 24, 2018

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of shares of our common stock. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common stock. Generally, when we refer to the “prospectus,” we refer to both parts combined. If information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus or any “free writing prospectus” we may authorize to be delivered to you. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus or any “free writing prospectus” we may authorize to be delivered to you, as well as the information we previously filed with the Securities and Exchange Commission (or SEC) that is incorporated by reference into this prospectus, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since such dates.

We are not, and the underwriters are not, offering to sell, or seeking offers to buy, shares of our common stock in any jurisdiction where the offer or sale is not permitted. The distribution of this prospectus and the offering of shares of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Unless otherwise indicated, references in this prospectus to “Teekay Corporation,” “we,” “us” and “our” and similar terms refer to Teekay Corporation and/or one or more of its subsidiaries, except that those terms, when used in this prospectus in connection with the common stock described herein, shall mean specifically Teekay Corporation. Unless otherwise indicated, all references in this prospectus supplement to “dollars” and “$” are to, and amounts are presented in, U.S. Dollars, and financial information presented in this prospectus supplement is prepared in accordance with accounting principles generally accepted in the United States (or GAAP).

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Prospectus Supplement

Prospectus

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FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in or incorporated by reference into this prospectus are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements that are also forward-looking statements. Such statements include, in particular, statements about our future or anticipated operations, cash flows, financial position, plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements reflect management’s current plans, expectations, estimates, assumptions and beliefs concerning future events affecting us. Forward-looking statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, those factors discussed under the headings “Risk Factors” set forth in this prospectus and those factors discussed in our most recent Annual Report on Form 20-F, as amended, our report on Form 6-K for the quarter ended June 30, 2017 and other reports we file with or furnish to the SEC and that are incorporated into this prospectus by reference.

We undertake no obligation to update any forward-looking statement to reflect any change in our expectations or events or circumstances that may arise after the date on which such statement is made. New factors emerge from time to time, and it is not possible for us to predict all of these factors. In addition, we cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

Forward-looking statements in this prospectus or incorporated by reference herein include, among others, statements about the following matters:

•	our future financial condition and results of operations and our future revenues, expenses and capital expenditures, and our expected financial flexibility to pursue capital expenditures, acquisitions and other expansion opportunities;

•	meeting our going concern needs and our liquidity needs;

•	our ability to refinance existing debt obligations, raise additional debt and equity capital to fund capital expenditures, negotiate extensions or redeployments of existing assets and sell partial interests in certain assets;

•	our business strategy and other plans and objectives for future operations;

•	our future growth prospects and future trends of the markets in which we operate;

•	offshore, liquefied natural gas (or LNG), liquefied petroleum gas (or LPG), Long Range 2 (or LR2) and tanker market conditions and fundamentals, including the balance of supply and demand in these markets and spot tanker charter rates, fleet growth, price of oil, and oil production in the tanker market, including the expected recovery in tanker freight rates in 2018;

•	the relative size of the newbuilding orderbook and the pace of future newbuilding orders in the tanker industry generally;

•	operating expenses, availability of crew and crewing costs, number of off-hire days, dry-docking requirements and durations and the adequacy and cost of insurance;

•	our expectations and estimates regarding future charter business, including with respect to minimum charter hire payments, revenues and our vessels’ ability to perform to specifications and maintain their hire rates in the future;

•	certainty of completion, estimated delivery and completion dates, commencement dates and rates of charters and charter extensions, intended financing and estimated costs, and the location of service and intended use for newbuildings, acquisitions and conversions;

•	the expected technical and operational capabilities of newbuildings;

•	our ability to obtain charter contracts for newbuildings or other vessels;

•	our expectations on our customers’ ability to pay for our services;

•	our ability to maximize the use of our vessels, including the re-deployment or disposition of vessels no longer under long-term time charter;

•	future capital expenditure and the availability of capital resources to fund capital expenditures;

•	future debt refinancings and our ability to fulfill our debt obligations;

•	compliance with financing agreements and the expected effect of restrictive covenants in such agreements;

•	the outcome and cost of disputes, claims and potential claims against or involving us;

•	the effect on the liquidity of Teekay Tankers Ltd. (or Teekay Tankers) from the merger of Teekay Tankers and Tanker Investments Limited (or TIL);

•	the expectations of Teekay LNG Partners L.P. (or Teekay LNG) regarding its ability to sell the European Spirit;

•	the future resumption of a LNG plant in Yemen operated by Yemen LNG Ltd. (or YLNG) and expected repayment of deferred hire amounts on Teekay LNG’s two 52% owned vessels, the Marib Spirit and Arwa Spirit, on charter to YLNG, and the expected reduction to Teekay LNG’s equity income in 2018 as a result of the charter payment deferral;

•	Teekay LNG’s expectations regarding the ability of I.M. Skaugen SE, YLNG and its other customers to make charter payments to it;

•	Teekay LNG’s expectations regarding the ability of Awilco LNG ASA to make charter payments and fulfill purchase obligations to Teekay LNG in accordance with the terms of its charter contract agreements;

•	our expectations regarding the expected charter contract commencement for two of Teekay LNG’s 52% owned LNG carriers in Teekay LNG’s 52% joint venture with Marubeni Corporation;

•	our expectations regarding whether the UK taxing authority can successfully challenge the tax benefits available under certain of Teekay LNG’s former and current leasing arrangements, and the potential financial exposure to Teekay LNG if such a challenge is successful;

•	our expectation that the owner of two of Teekay LNG’s Suezmax tankers under capital leases, the Teide Spirit and the Toledo Spirit, will cancel the related charter contracts for the vessels in 2018 and sell them to third parties, rather than requiring Teekay LNG to purchase the vessels under capital leases;

•	our expectations regarding the schedule and performance of Teekay LNG’s 30% ownership interest in the assets for the development of an LNG receiving and regasification terminal in Bahrain and our expectations regarding the supply, modification, charter and timing of completion of the conversion of the FSU vessel for the project;

•	the expected cost of supervision and crew training in relation to Teekay LNG’s joint venture with China LNG, CETS Investment Management (HK) Co. Ltd. and BW LNG Investments Pte. Ltd. and Teekay LNG’s expected recovery of a portion of those costs;

•	Teekay Offshore’s ability to recover the lower day rate on the Petrojarl I FPSO unit under the amended variable rate contract;

•	the future valuation or impairment of goodwill;

•	the expected lifespan of our vessels, including our expectations as to any impairment of our vessels;

•	expected uses of proceeds from vessel or securities transactions, including this common stock offering or the concurrent notes offering;

•	the ability of the counterparties for our derivative contracts to fulfill their contractual obligations;

•	our hedging activities relating to foreign exchange, interest rate and spot market risks, and potential variance in the amounts recorded as derivative assets and liabilities;

•	our exposure to foreign currency fluctuations;

•	our expectations regarding uncertain tax positions;

•	the timing and amounts of dividends distributed by our equity accounted joint ventures;

•	the effects of adopting new accounting guidance;

•	the establishment of the new Teekay Multigas Pool L.L.C. and the expected size thereof;

•	our use of the FEED study to negotiate the terms of a potential FPSO contract for development of the Cheviot field;

•	our dividend policy and our ability to pay cash dividends on our shares of common stock or any increases in quarterly distributions, and the distribution and dividend policies of our publicly-listed subsidiaries, Teekay LNG and Teekay Tankers, and our equity-accounted investee, Teekay Offshore, including the ability to increase the distribution levels of Teekay Offshore and Teekay LNG in the future; and

•	the concurrent convertible notes offering and the consummation and terms thereof.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and the documents incorporated by reference in this prospectus and does not contain all the information you will need in making an investment decision. You should carefully read this entire prospectus supplement, the accompanying prospectus, and the documents incorporated by reference into this prospectus. Unless we specifically state otherwise, all information in this prospectus supplement assumes that (i) the underwriters do not exercise their option to purchase up to 1,500,000 additional shares of our common stock and (ii) the initial purchasers in the concurrent notes offering do not exercise their option to purchase up to $25,000,000 principal amount of notes.

Overview

We are a leading provider of international crude oil and gas marine transportation services and we also offer offshore oil production, storage and offloading services, primarily under long-term, fixed-rate contracts. Over the past decade, we have undergone a major transformation from being primarily an owner of ships in the cyclical spot tanker business to being a growth-oriented asset manager in the “Marine Midstream” sector. This transformation has included our expansion into the liquefied natural gas (or LNG) and liquefied petroleum gas (or LPG) shipping sectors through our publicly-listed subsidiary Teekay LNG Partners L.P. (NYSE: TGP) (or Teekay LNG), the continuation of our conventional tanker business through our publicly-listed subsidiary Teekay Tankers Ltd. (NYSE: TNK) (or Teekay Tankers), and further participation in the offshore production, storage and transportation sector through Teekay Offshore Partners L.P. (NYSE: TOO) (or Teekay Offshore), in which we currently have a 51% general partner interest and a minority common unit interest. Our organizational structure can be divided into (a) our controlling interests in our publicly-listed subsidiaries, Teekay LNG and Teekay Tankers, (b) our equity-accounted investment in Teekay Offshore and (c) Teekay Corporation and its remaining subsidiaries.

Teekay LNG includes all of our LNG and LPG carriers. LNG carriers are usually chartered to carry LNG pursuant to time-charter contracts, where a vessel is hired for a fixed period of time. LPG carriers are mainly chartered to carry LPG and ammonia on time charters, on contracts of affreightment or spot voyage charters.

Teekay Tankers includes a substantial majority of our conventional crude oil tankers and product carriers. Our conventional crude oil tankers and product tankers primarily operate in the spot-tanker market or are subject to time charters or contracts of affreightment that are priced on a spot-market basis or are short-term, fixed-rate contracts. We consider contracts that have an original term of less than one year in duration to be short-term. Certain of our conventional crude oil tankers and product tankers are on fixed-rate time-charter contracts with an initial duration of at least one year. Our conventional Aframax, Suezmax, and large product tankers are among the vessels included in Teekay Tankers.

Teekay Offshore includes shuttle tanker operations, floating production, storage and offloading (or FPSO) units, floating storage and off-take (or FSO) units, and offshore support which includes a unit for maintenance and safety (or UMS), which primarily operate under long-term fixed-rate contracts, and long-distance towing and offshore installation vessels.

See the following page for our simplified organizational chart as of January 1, 2018:

(1) Teekay LNG is controlled by its general partner. We indirectly own a 100% beneficial ownership in the general partner. However, in certain limited cases, approval of a majority of the unitholders of Teekay LNG is required to approve certain actions.

(2) Teekay Offshore is controlled by its general partner. We and an affiliate of Brookfield Business Partners L.P. (NYSE:BBU) (TSX:BBU.UN) (or Brookfield) indirectly have ownership interests of 51% and 49% of the general partner, respectively. However, in certain cases, approval of a majority of the unitholders of Teekay Offshore is required to approve certain actions. We have granted to Brookfield an option, exercisable upon certain conditions, to acquire an additional 2% interest in the general partner. As of January 1, 2018, we and an affiliate of Brookfield held approximately 14% and 60%, respectively, of the outstanding common units of Teekay Offshore. As a result of the Brookfield Transaction described below, Teekay Offshore is no longer a consolidated subsidiary of Teekay Corporation.

(3) Teekay Tankers has two classes of shares: Class A common stock (or Class A shares) and Class B common stock (or Class B shares). We indirectly own 100% of the Class B shares which have five votes each but aggregate voting power capped at 49%. As a result of our ownership of Class A and Class B shares, we hold aggregate voting power of 54.1% as of January 1, 2018.

The Teekay organization was founded in 1973. We are a Republic of the Marshall Islands corporation and maintain our principal executive headquarters at 4th floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08, Bermuda. Our telephone number at such address is (441) 298-2530. Our principal operating office is located at Suite 2000, Bentall 5, 550 Burrard Street, Vancouver, British Columbia, Canada, V6C 2K2. Our telephone number at such address is (604) 683-3529. Our website address is www.teekay.com. The information contained in our website is not part of this prospectus.

Recent Developments

Teekay Corporation Continuous Offering Program

Since December 6, 2017, we have sold an aggregate of 3.99 million shares of common stock as part of a continuous offering program, generating gross proceeds of $36.9 million. As of January 23, 2018, we had the ability to sell additional shares of common stock having an aggregate offering amount of up to $3.4 million under our continuous offering program.

Teekay Corporation, Teekay Offshore and Brookfield Strategic Transaction

In September 2017, we finalized the strategic partnership with Teekay Offshore and Brookfield and related transactions (or the Brookfield Transaction), which included, among other things, the following:

•	Brookfield and we invested $610.0 million and $30.0 million, respectively, in exchange for 244.0 million and 12.0 million common units of Teekay Offshore, respectively, and 62.4 million and 3.1 million common unit warrants (or the Brookfield Transaction Warrants), with an exercise price of $0.01 per unit, a term of seven years, and which are exercisable when Teekay Offshore’s common unit volume-weighted average price is equal to or greater than $4.00 per common unit until the seventh anniversary of the closing of the transaction for 10 consecutive trading days until September 25, 2024;

•	Brookfield acquired from us a 49% interest in Teekay Offshore’s general partner in exchange for $4.0 million and an option to purchase an additional 2.0% interest in Teekay Offshore’s general partner from us in exchange for 1.0 million of the Brookfield Transaction Warrants initially issued to Brookfield;

•	Teekay Offshore repurchased and cancelled all of its outstanding Series C-1 and Series D Preferred Units at a redemption value of $18.20 and $23.75 per unit, respectively, which included our investment in 1,040,000 Series D Preferred Units. The Series D tranche B Warrants to purchase Teekay Offshore common units, which were issued as part of the Series D Preferred Units on June 29, 2016, were amended to reduce the exercise price from $6.05 to $4.55;

•	Brookfield acquired from our subsidiary the $200 million subordinated promissory note issued by Teekay Offshore on July 1, 2016 and which Brookfield extended the maturity of from 2019 to 2022, in consideration for $140.0 million and 11.4 million of the Brookfield Transaction Warrants initially issued to Brookfield;

•	Teekay Offshore agreed with the lenders of the Arendal Spirit UMS debt facility to extend the mandatory prepayment date to September 30, 2018, in exchange for a principal prepayment of $30 million, which was paid in October 2017; and

•	Certain financial institutions providing interest rate swaps to Teekay Offshore (i) lowered the fixed interest rate on the swaps, (ii) extended the termination option of the swaps by two years to 2021, and (iii) eliminated the financial guarantee and security package previously provided by us in return for a prepayment amount and fees.

As part of the Brookfield Transaction, Teekay Offshore has reduced its existing common unit distribution to $0.01 per common unit to reinvest cash in the business and further strengthen Teekay Offshore’s balance sheet.

As a result of the Brookfield Transaction, Teekay Offshore is no longer a consolidated subsidiary of Teekay Corporation.

Teekay Tankers Share Repurchase Program

In September 2017, Teekay Tankers announced that its board of directors had authorized a share repurchase program for the repurchase of up to $45.0 million of its shares of Class A common stock in the open market.

Since September 30, 2017, Teekay Tankers has not repurchased any of its shares of Class A common stock pursuant to the program.

Teekay Tankers Acquisition of Tanker Investments Limited

In May 2017, Teekay Tankers entered into a merger agreement to acquire all of the remaining issued and outstanding shares of Tanker Investments Limited (or TIL) in a share-for-share merger at an exchange ratio of 3.3 shares of Teekay Tankers’ Class A common stock for each share of TIL common stock. TIL owns a modern fleet of ten Suezmax tankers, six Aframax tankers and two LR2 product tankers with an average age of 7.3 years. On November 17, 2017, the TIL shareholders approved the merger and the Teekay Tankers’ shareholders approved an increase in the authorized number of Teekay Tankers’ Class A common shares, to permit the issuance of Class A common shares as merger consideration. Upon the closing of the merger on November 27, 2017, TIL became a wholly-owned subsidiary of Teekay Tankers.

In order to refinance the indebtedness of TIL assumed in connection with the merger, on December 18, 2017, Teekay Tankers entered into a revolving credit facility providing for aggregate borrowings of up to $270 million, which matures on December 21, 2022. Interest on the loans under the revolving credit facility are based on LIBOR plus a margin of 2.75%. The revolving credit facility is collateralized by first-priority mortgages granted on 14 of Teekay Tankers’ vessels.

LNG Carrier Newbuilding Deliveries

In October and November 2017, Teekay LNG took delivery of two MEGI LNG carrier newbuildings, the Macoma and Murex, chartered to Royal Dutch Shell (Shell), which immediately commenced their six and seven-year charter contracts, plus extension options, respectively.

In October 2017, Teekay LNG’s 30%-owned joint venture with China LNG Shipping (Holdings) Limited and CETS (an affiliate of China National Offshore Oil Corporation) took delivery of an LNG carrier newbuilding, the Pan Asia, which immediately commenced its 20-year charter contract with Shell.

Yamal Newbuilding Delivery and Financing Secured

In December 2017, Teekay LNG completed an $816 million long-term debt facility (on a 50% basis) to finance all six of Teekay LNG’s 50%-owned ARC7 LNG carrier newbuildings, which are scheduled to deliver through early-2020. These newbuildings will service the Yamal LNG project under charter contracts with firm charter periods out to 2045 plus option periods. In January 2018, Teekay LNG took delivery of its first 50%-owned ARC7 LNG carrier newbuilding, which immediately commenced its charter contract.

Commencement of Operations of the Pioneiro de Libra FPSO

In November 2017, Teekay Offshore’s 50%-owned Pioneiro de Libra FPSO, which was converted from a shuttle tanker at Sembcorp’s Jurong shipyard in Singapore, commenced its 12-year charter contract with a consortium of international oil companies, including Petrobras, Total S.A., Shell, China National Petroleum Corporation and China National Offshore Oil Corporation, on the giant Libra block in the Santos Basin offshore Brazil.

Commencement of Operations of the Randgrid FSO

In October 2017, Teekay Offshore’s Randgrid FSO, which was converted from a shuttle tanker at Sembcorp’s Sembawang shipyard in Singapore, commenced its three-year time-charter contract with Statoil ASA (Statoil), including 12 additional one-year extension options, on the Gina Krog oil and gas field in the Norwegian sector of the North Sea.

Completion of Upgrades on the Petrojarl I FPSO and Entry into Charter Amendment

In December 2017, Teekay Offshore completed the upgrades of the Petrojarl I FPSO unit and the unit has arrived on the Atlanta field in Brazil. The unit is now undergoing field installation and testing prior to commencing its five-year charter contract with Queiroz Galvão Exploração e Produção SA (QGEP), which is expected to occur in the latter part of the first quarter of 2018.

In July 2017, Teekay Offshore signed an amendment to the Petrojarl I FPSO five-year charter contract with QGEP. The amended charter contract includes an extension to the delivery window for the project and an adjusted charter rate profile which reduces the day rate for the FPSO unit during the first 18 months of production. During the final 3.5 years of the contract, the charter contract will revert to a rate that is higher than the original day rate plus oil price and production tariffs, which will provide the potential for Teekay Offshore to recover more than the reduction given in the first 18 months of the charter contract.

Voyageur Spirit FPSO Head of Terms

In November 2017, Teekay Offshore entered into a heads of terms with Premier Oil to extend the employment of the Voyageur Spirit FPSO unit on the Huntington field for an additional 12 months out to April 2019. The new contract, which is expected to take effect in April 2018, will include a fixed charter rate component plus a component based on oil production and oil price.

Delivery of East Coast of Canada Shuttle Tanker Newbuildings

In October 2017 and November 2017, Teekay Offshore took delivery of the first two East Coast of Canada shuttle tanker newbuildings, the Beothuk Spirit and the Norse Spirit. The Beothuk Spirit commenced its charter contract with a group of oil companies in December 2017, which replaced an existing in-chartered vessel servicing the East Coast of Canada that will be transferred to the North Sea to operate in Teekay Offshore’s contract of affreightment (or COA) portfolio in the North Sea. The Norse Spirit is expected to commence its charter contract in January 2018 with a group of oil companies, which will replace an existing in-chartered vessel servicing the East Coast of Canada that will be redelivered to its owner.

Delivery of Towage Newbuildings

In June and October 2017, respectively, Teekay Offshore took delivery of the ALP Defender and ALP Sweeper, the second and third of four state-of-the-artSX-157 Ulstein Design ultra-long distance towing and offshore installation newbuildings being constructed by Niigata Shipbuilding & Repair in Japan. Due to the delayed deliveries of the vessels, Teekay Offshore received reimbursements from the shipyard totaling $16.6 million in the second quarter of 2017.

Shuttle Tanker Newbuildings

In July 2017, Teekay Offshore entered into shipbuilding contracts with Samsung Heavy Industries Co. Ltd., to construct two Suezmax DP2 shuttle tanker newbuildings, for an aggregate fully built-up cost of approximately $294 million, with options to order up to two additional vessels. These newbuilding vessels will be constructed based on the New Shuttle Spirit design which incorporates technologies to increase fuel efficiency and reduce emissions, including LNG propulsion technology. Upon delivery in late-2019 and early-2020, these vessels will provide shuttle tanker services in the North Sea under Teekay Offshore’s existing master agreement with Statoil, which will add vessel capacity to service its CoA portfolio in the North Sea.

In November 2017, Teekay Offshore declared options with Samsung Heavy Industries Co. Ltd., to construct two additional Suezmax DP2 shuttle tanker newbuildings, for an aggregate fully built-up cost of approximately

$265 million. These newbuildings will also be constructed based on the New Shuttle Spirit design. Upon delivery in 2020, these vessels will join Teekay Offshore’s CoA portfolio in the North Sea.

Petrojarl Varg Front-End Engineering and Design Study

In March 2017, Teekay Offshore entered into a customer-funded, front-end engineering and design (or FEED) study agreement for the Petrojarl Varg FPSO unit with Alpha Petroleum Resources Limited, which is backed by private equity firm Petroleum Equity, for the development of the Cheviot field, formerly known as the Emerald field, located in the U.K. sector of the North Sea. The purpose of the FEED study is to define the modifications required for the Petrojarl Varg FPSO unit. The FEED study was completed in December 2017 and will be used to negotiate the terms of a potential FPSO contract for the development of the Cheviot field.

Rio das Ostras FPSO Contract Extension

In January 2018, Teekay Offshore entered into a contract extension with Petrobras to extend the employment of the Petrojarl Cidade de Rio das Ostras FPSO for four months at a slightly lower fixed rate. Petrobras also has an option to extend the contract a further two months out to July 2018. The new contract will take effect immediately.

For information about other recent developments relating to us and our publicly-traded subsidiaries, Teekay LNG and Teekay Tankers, and Teekay Offshore (in which we have an equity-accounted investment), please read “Item 2: Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments and Results of Operations” in our Report on Form 6-K for the quarter ended September 30, 2017 filed with the SEC.

Concurrent Convertible Notes Offering

Concurrently with this offering of common stock, we are offering our 5.000% Convertible Senior Notes due 2023 in aggregate principal amount of $125,000,000, or $150,000,000 if the initial purchasers in that offering exercise in full their over-allotment option (which we refer to herein as the concurrent notes offering). The concurrent notes offering is being conducted in an offering exempt from registration under the Securities Act of 1933, as amended (or the Securities Act), and is being made only to qualified institutional buyers. This prospectus supplement is not an offer with respect to the concurrent notes offering. This offering is not contingent upon the completion of the concurrent notes offering, and the concurrent notes offering is not contingent upon the completion of this offering. We cannot assure you that either of these offerings will be completed.

The Offering

Issuer	Teekay Corporation

Common stock offered by us	10,000,000 shares.[1]

11,500,000 shares if the underwriters exercise their option to purchase additional shares in full.

Use of proceeds	We intend to use the net proceeds from this offering, together with the net proceeds, if any, from the concurrent notes offering, for general corporate purposes, which may include, among other things, repaying a portion of our outstanding indebtedness and funding working capital. Please read “Use of Proceeds.”

New York Stock Exchange Symbol	TK

Risk factors	Investing in our common stock involves risks. You should carefully consider each of the factors described or referred to under “Risk Factors” beginning on page S-11 of this prospectus supplement, page 4 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement and accompanying prospectus before you make an investment in our common stock.

Concurrent convertible notes offering	Concurrently with this offering of common stock, we are offering $125,000,000 aggregate principal amount of our 5.000% Convertible Senior Notes due 2023 (or $150,000,000 aggregate principal amount if the initial purchasers in that offering exercise in full their over-allotment option). The concurrent notes offering is being conducted as an offering exempt from registration under the Securities Act and is being made only to qualified institutional buyers. This offering is not contingent upon the completion of the concurrent notes offering, and the concurrent notes offering is not contingent upon the completion of this offering. We cannot assure you that either of these offerings will be completed. Please read “Concurrent Convertible Notes Offering.”

[1]	Does not include the shares of our common stock to be reserved for issuance upon conversion of the notes being separately offered by us in connection with the concurrent notes offering.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before investing in our common stock, you should carefully consider the following risk factors together with all the information included or incorporated by reference in this prospectus, including the risks discussed under the heading “Risk Factors” in the accompanying prospectus, in our latest Annual Report on Form 20-F, as amended, filed with the SEC and in our report on Form 6-K for the quarter ended June 30, 2017 filed with the SEC, each of which is incorporated by reference into this prospectus supplement. For more information, please read “Where You Can Find More Information” in the accompanying prospectus and “Incorporation of Documents by Reference” in this prospectus supplement. In addition, you should read “Material United States Federal Income Tax Considerations” in this prospectus supplement and in the accompanying prospectus for a more complete discussion of expected material U.S. federal income tax consequences of owning and disposing of our common stock.

If any of these risks were to occur, our business, financial condition, operating results or cash flows could be materially adversely affected. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties that are not yet identified may also materially harm our business, financial condition, operating results and cash flows. In that case, the trading price of our common stock could decline, you could lose all or part of your investment and our ability to pay dividends on shares of our common stock may be reduced or restricted.

Risks Inherent in an Investment in our Common Stock

If the share price of our common stock fluctuates after the offering contemplated by this prospectus, you could lose a significant part of your investment.

The market price of our common stock may be influenced by many factors, many of which are beyond our control, including those described under the caption “Risk Factors” in our Annual Report on Form 20-F, as amended, for the year ended December 31, 2016, and in our Form 6-K for the quarter ended June 30, 2017, both filed with the SEC, and the following:

•	the failure of securities analysts to publish research about us after the offering, or analysts making changes in their financial estimates;

•	announcements by us or our competitors of significant contracts, acquisitions or capital commitments;

•	variations in quarterly operating results;

•	general economic or financial market conditions;

•	terrorist acts;

•	future sales of shares of our common stock or other securities; and

•	investors’ perception of us and our markets and industries.

As a result of these factors, investors in our common stock may not be able to resell their shares at or above the offering price of the shares of common stock covered by this prospectus supplement. These broad market and industry factors may materially reduce the market price of shares of our common stock regardless of our operating performance.

Anti-takeover provisions in our organizational documents and our shareholders rights plan could make it difficult for our shareholders to replace or remove our current board of directors or have the effect of discouraging, delaying or preventing a merger or acquisition, which may adversely affect the market price of our common stock.

Several provisions of our articles of incorporation and bylaws could make it difficult for our shareholders to change the composition of our board of directors, preventing them from changing the composition of management. In addition, the same provisions, as well as our shareholders rights plan, may discourage, delay or prevent a merger or acquisition that our shareholders may consider favorable.

These provisions include:

•	establishing a “classified” structure of our board of directors, with directors divided into three staggered classes of directors and each serving three-year terms;

•	authorizing our board of directors to issue “blank check” preferred shares without shareholder approval;

•	prohibiting cumulative voting in the election of directors;

•	authorizing the removal of directors, with cause, only by the affirmative vote of the holders of at least 66-2/3% of the voting power of our outstanding capital stock or by directors constituting a majority of the entire board of directors;

•	limiting the persons who may call special meetings of shareholders; and

•	establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings.

These anti-takeover provisions and our shareholders rights plan could substantially impede the ability of our common shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change-in-control premium.

We may issue additional shares of common stock or other securities without your approval, which would dilute your ownership interests and may depress the market price of the common stock.

We may issue additional shares of common stock and other equity securities of equal or senior rank, without shareholder approval, in a number of circumstances.

The issuance by us of additional shares of common stock or other equity securities of equal or senior rank will have the following effects:

•	our existing shareholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for dividends payable on our common stock may decrease;

•	the relative voting strength of each previously outstanding share may be diminished; and

•	the market price of our common stock may decline.

It may not be possible for investors in our common stock to enforce U.S. judgments against us.

We are incorporated under the laws of the Republic of The Marshall Islands and most of our subsidiaries are organized in countries other than the United States. Substantially all of our assets and those of our subsidiaries are located outside the United States. As a result, it may be difficult or impossible for investors in our common stock to enforce judgments upon us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we or our subsidiaries are incorporated or where our or the assets of our subsidiaries are located (a) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon the civil liability provisions of applicable U.S. federal and state securities laws, or (b) would entertain original actions brought against us or our subsidiaries based upon these laws.

The convertible notes may adversely affect the market price of our common stock.

The market price of our common stock is likely to be influenced by the convertible notes being offered in the concurrent offering. For example, the market price of our common stock could become more volatile and could be depressed by:

•	investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of the convertible notes;

•	possible sales of our common stock by investors who view the convertible notes as a more attractive means of equity participation in us than owning shares of our common stock; and

•	hedging or arbitrage trading activity that may develop involving the convertible notes and our common stock.

Conversion of the notes sold in the concurrent notes offering may dilute the ownership interest of our existing shareholders.

The conversion of some or all of the notes sold in the concurrent notes offering will dilute the ownership interests of existing shareholders to the extent we deliver shares upon conversion of any of the notes. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock.

We have broad discretion in the use of the net proceeds from this offering and the concurrent notes offering and may not use them effectively.

As of the date of this prospectus supplement, we cannot specify with certainty the particular uses for the net proceeds we will receive from this offering or the concurrent notes offering, if any. We will have broad discretion in the application of the net proceeds, including any of the purposes described in “Use of Proceeds.” Any failure by us to apply these funds effectively could have a material adverse effect on our business.

Tax Risks

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. shareholders.

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a “passive foreign investment company” (or PFIC) for such purposes in any taxable year for which either (a) at least 75% of its gross income consists of “passive income,” or (b) at least 50% of the average value of the entity’s assets is attributable to assets that produce or are held for the production of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. By contrast, income derived from the performance of services does not constitute “passive income.”

There are legal uncertainties involved in determining whether the income derived from our time-chartering activities constitutes rental income or income derived from the performance of services, including the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time-chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Internal Revenue Code of 1986, as amended (or the Code). However, the Internal Revenue Service (or IRS) stated in an Action on Decision (AOD 2010-01) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Nevertheless, based on the current composition of our assets and operations (and those of our subsidiaries), we intend to take the position that we are not now and have never been a PFIC, and our counsel, Perkins Coie LLP, is of the opinion that it is more likely than not we are not a PFIC based on representations we have made to them regarding the composition of our assets, the source of our income and the nature of our activities and operations. No assurance can be given, however, that the opinion of Perkins Coie LLP would be sustained by a court if contested by the IRS, or that we would not constitute a PFIC for any future taxable year if there were to be changes in our assets, income or operations.

If the IRS were to determine that we are or have been a PFIC for any taxable year during which a U.S. Holder (as defined below under “Material United States Federal Income Tax Considerations”) held stock, such U.S. Holder would face adverse U.S. federal income tax consequences. For a more comprehensive discussion regarding our status as a PFIC and the tax consequences to U.S. Holders if we are treated as a PFIC, please read “Material United States Federal Income Tax Considerations—United States Federal Income Taxation of U.S. Holders—Consequences of Possible PFIC Classification.”

We may be subject to taxes, which reduce our cash available for distribution to our shareholders.

We or some of our subsidiaries may be subject to tax in the jurisdictions in which we or our subsidiaries are organized or operate, reducing the amount of our cash available for distribution. In computing our tax obligation in these jurisdictions, we are required to take various tax accounting and reporting positions on matters that are not entirely free from doubt and for which we have not received rulings from the governing authorities. We cannot assure you that upon review of these positions the applicable authorities will agree with our positions. A successful challenge by a tax authority could result in additional tax imposed on us or our subsidiaries in jurisdictions in which operations are conducted. For example, if Teekay Corporation was not able to meet the criteria specified by Section 883 of the U.S. Internal Revenue Code, our U.S. source income may become subject to taxation.

USE OF PROCEEDS

We expect to receive net proceeds from the issuance and sale of common stock in this offering of approximately $92.8 million (or approximately $106.7 million if the underwriters exercise their option to purchase 1,500,000 additional shares of common stock in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with the net proceeds, if any, from the concurrent notes offering, for general corporate purposes, which may include, among other things, repaying a portion of our outstanding indebtedness and funding working capital.

Concurrently with this common stock offering, we are offering to qualified institutional buyers in a separate offering exempt from registration $125,000,000 aggregate principal amount of our 5.000% Convertible Senior Notes due 2023 (or up to $150,000,000 aggregate principal amount if the initial purchasers in that concurrent offering exercise their option to purchase additional notes in full). We estimate that the aggregate net proceeds from the concurrent notes offering will be approximately $120.9 million (or approximately $145.1 million if the initial purchasers exercise their option to purchase additional notes in full). We make no assurance that the concurrent notes offering will be completed. The closing of this common stock offering is not contingent on the closing of the concurrent notes offering and the closing of the concurrent notes offering is not contingent on this common stock offering.

CAPITALIZATION

The following table sets forth our historical capitalization on a consolidated basis as of September 30, 2017:

•	on an actual basis;

•	on an as-adjusted basis to give effect to the receipt of the net proceeds from this offering, assuming the underwriters’ option to purchase 1,500,000 additional shares is not exercised, after deducting the underwriters’ discount and estimated offering expenses payable by us; and

•	on an as further adjusted basis to give effect to the issuance and sale of $125,000,000 in aggregate principal amount of the notes in the concurrent notes offering and the receipt of the net proceeds therefrom, after deducting estimated initial purchasers’ discount and estimated offering expenses payable by us.

The data in the table is derived from, and should be read in conjunction with, our historical financial statements, including accompanying notes, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from our Report on Form 6-K for the quarter ended September 30, 2017, which is incorporated by reference herein. The information in the table below supersedes in its entirety the information in the accompanying prospectus under the caption “Capitalization.”

	As of September 30, 2017
	Actual	As Adjusted for this offering	As Further Adjusted for the concurrent notes offering
	(in thousands)
Cash and cash equivalents(1)	$453,283	$546,034	$666,972
Restricted cash	102,149	102,149	102,149

Total cash and cash equivalents and restricted cash	$555,432	$648,183	$769,121
Debt:
5.000% Convertible Senior Notes due 2023(2)	$—	$—	$120,938
Total debt, including debt obligations related to capital leases(1)(4)	4,203,734	4,203,734	4,203,734
Equity:
Common stock and additional paid-in capital(3)	$892,094	$984,845	$984,845
Retained earnings	(93,802)	(93,802)	(93,802)
Non-controlling interest(5)	1,833,095	1,833,095	1,833,095
Accumulated other comprehensive loss	(9,229)	(9,229)	(9,229)

Total equity	$2,622,158	$2,714,909	$2,714,909

Total capitalization	$6,825,892	$6,918,643	$7,039,581

(1)	The following table presents and reconciles Teekay Corporation’s historical consolidated and Teekay Parent’s historical cash and cash equivalents and total debt, respectively. Teekay Parent means, collectively, Teekay Corporation and its non-publicly traded subsidiaries. Teekay Parent’s cash and cash equivalents and total debt are reconciled to Teekay Corporation’s consolidated cash and cash equivalents and total debt, which are the most directly comparable financial measures calculated and presented in accordance with GAAP.

	As of September 30, 2017
	(in thousands)
	Teekay Corporation consolidated	Public subsidiaries	Teekay Parent
Cash and cash equivalents	$453,283	$221,614	$231,669
Total debt, including obligations related to capital leases	$4,203,734	$3,397,534	$806,200

(2)	The amounts shown in the table above for the convertible notes we are offering in the concurrent notes offering represent their principal amount, net of issuances costs. However, applicable accounting standards require separate accounting for the debt and equity components of convertible notes that, like the convertible notes we are offering, can be settled partially or fully in cash upon conversion. We expect the initial carrying amount of the debt component of the convertible notes, which will be reflected as a liability on our balance sheet, to be the fair value of a similar debt instrument that does not have a conversion feature (that is, the present value of the principal and interest payments on the convertible notes, discounted using an interest rate equal to our cost of capital for straight, unconvertible debt), net of issuance costs attributable to the debt component. The excess of the net proceeds of the convertible notes over this initial liability carrying amount will be deemed to be the equity component of the convertible notes. We expect to record the amount of the equity component as an increase to additional paid-in capital in the shareholders’ equity section of our balance sheet and as a debt discount on the convertible notes for accounting purposes. This debt discount will be amortized into interest expense over the term of the convertible notes. As a result of this amortization, the interest expense that we expect to recognize for the convertible notes for accounting purposes will be greater than the cash interest payments we will pay on the convertible notes, which will result in lower reported net income or larger reported net loss. Future accounting standards may change the manner in which we reflect the convertible notes in our financial statements.
(3)	Excludes shares of our common stock issued under our continuous offering program in December 2017 and January 2018 and shares issuable upon the conversion of the notes offered in the concurrent notes offering.
(4)	Excludes Teekay Tankers’ $270 million credit facility entered into on December 18, 2017, which was used to refinance indebtedness of TIL assumed in connection with the merger.
(5)	Excludes incremental non-controlling interest amounts resulting from the issuance of preferred units totaling $170 million by Teekay LNG in October 2017.

CONCURRENT CONVERTIBLE NOTES OFFERING

Concurrently with this offering of common stock, we are offering $125,000,000 aggregate principal amount of our 5.000% Convertible Senior Notes due 2023 (or a total of $150,000,000 aggregate principal amount of the notes if the initial purchasers in that offering exercise their over-allotment option in full) in a separate offering exempt from registration under the Securities Act. This prospectus supplement is not an offer with respect to the concurrent notes offering. This offering is not contingent upon the completion of the concurrent notes offering, and the concurrent notes offering is not contingent upon the completion of this offering. We cannot assure you that either of these offerings will be completed.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Shares of our common stock are listed for trading on the New York Stock Exchange under the symbol “TK.”

The following table sets forth, for the periods indicated, the high and low sales price per share of our common stock, as reported on the New York Stock Exchange, and the amount of quarterly dividends declared per share. The closing sale price of our common stock on the New York Stock Exchange on January 23, 2018 was $10.74 per share.

As of January 23, 2018, there were 90,256,556 shares of our common stock outstanding. Based on the Schedule 13D/A filed with the SEC on July 1, 2016, Resolute Investments, Ltd. and its affiliates hold 31,936,012 shares, representing 35.4%, of our outstanding common stock as of January 23, 2018.

	Price Ranges		Quarterly Cash Dividends(1)
	High	Low
Years Ended
December 31, 2017	$11.77	$5.14
December 31, 2016	11.85	4.37
December 31, 2015	51.39	6.65
December 31, 2014	67.98	44.01
December 31, 2013	48.13	32.49
Quarters Ended
March 31, 2018(2)	$10.90	$9.40
December 31, 2017	9.55	7.80	$0.055
September 30, 2017	10.25	6.35	0.055
June 30, 2017	10.12	5.14	0.055
March 31, 2017	11.77	8.21	0.055
December 31, 2016	8.95	5.76	0.055
September 30, 2016	8.22	5.45	0.055
June 30, 2016	11.85	6.69	0.055
March 31, 2016	10.23	4.37	0.055
Months Ended
January 31, 2018(2)	$10.90	$9.40
December 31, 2017	9.55	7.98
November 30, 2017	9.30	7.93
October 31, 2017	9.25	7.80
September 30, 2017	9.33	8.47
August 31, 2017	10.25	8.52
July 31, 2017	10.10	6.35

(1)	Dividends are shown for the quarter with respect to which they were declared.
(2)	Period beginning January 1, 2018 and ending January 23, 2018.

DESCRIPTION OF CAPITAL STOCK

General

We may issue common stock or preferred stock, in one or more distinct series, from time to time. This section summarizes the material terms of our common stock and material terms that would be common to all series of our preferred stock. The following description of our common stock, preferred stock and provisions of our Amended and Restated Articles of Incorporation, as amended (or Articles) and our Amended and Restated Bylaws (or Bylaws), are summaries and are qualified by reference to our Articles and our Bylaws, copies of which have been filed as exhibits to our Annual Report on Form 20-F, as amended, for the year ended December 31, 2016, which is incorporated by reference herein.

Our authorized capital stock consists of 725 million shares of common stock, with a par value of $0.001 per share, and 25 million shares of preferred stock, with a par value of $1 per share. As of January 23, 2018, there were 90,256,556 shares of our common stock outstanding and no shares of preferred stock outstanding.

Exchange Listing

Shares of our common stock are listed on the New York Stock Exchange, where they trade under the symbol “TK.”

Transfer Agent and Registrar

Computershare Inc. serves as registrar and transfer agent for our common stock.

Common Stock

Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding shares of our preferred stock, holders of common stock are entitled to receive ratably any dividends declared from time to time by our Board of Directors out of funds legally available therefor. Holders of our common stock generally do not have conversion, redemption or preemptive rights to subscribe for any of our securities. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of any shares of preferred stock that we may issue.

Preferred Stock

Our Board of Directors may from time to time, and without further action by our shareholders, direct the issuance of shares of preferred stock in one or more series and may, at the time of issuance, determine the rights, preference and limitations of each such series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of our preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of Teekay Corporation before any payment is made to the holders of shares of our common stock. The voting, dividend, liquidation, redemption, conversion or other rights of any preferred stock we may issue could adversely affect the voting power and other rights of the holders of our common stock and may have the effect of decreasing the market price of our common stock. Under certain circumstances, the issuance of shares of our preferred stock may render more difficult or tend to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.

Anti-Takeover Provisions

Preferred Stock Authorization

As noted above, our Board of Directors, without shareholder approval, has the authority under our Articles to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated or which have a tendency to delay or prevent a change of control of Teekay Corporation or make removal of management more difficult.

Shareholder Rights Plan

We have an amended and restated shareholders rights agreement pursuant to which holders of our common stock have been granted one purchase right on each outstanding share of common stock. Each purchase right, when exercisable, initially entitles its registered holder to purchase from us one share of our common stock at a price of $200 per share, subject to certain anti-dilution adjustments. The purchase rights are not currently exercisable and will become exercisable only upon the earlier of:

•	Ten days following a public announcement that a person became an “acquiring person,” which refers to a person who either (a) did not beneficially own 15% or more of our outstanding common stock on July 2, 2010 (the effective date of the amended and restated shareholder rights plan), and subsequently acquires beneficial ownership of 20% or more of our outstanding common stock, or (b) did beneficially own 15% or more of our outstanding common stock on July 2, 2010, and subsequently acquires beneficial ownership of an additional 5% or more of our outstanding common stock; or

•	Ten business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a person or group becoming an acquiring person.

Unless otherwise approved by our Board of Directors, if a person becomes an acquiring person, the purchase rights held at any time by the acquiring person and its affiliates will become null and void and nontransferable, and the remaining purchase rights will entitle each other right holder to purchase, for the purchase price, the number of shares of our common stock which at the time of the transaction would have a market value equal to twice the purchase price. Additionally, at any time prior to an acquiring person’s becoming the holder of 50% or more of our outstanding shares of common stock, our Board of Directors may exchange the purchase rights (other than the purchase rights owned by the acquiring person and its affiliates), at an exchange ratio of one share of our common stock per purchase right.

After a person becomes an acquiring person, each of the following events would entitle each holder of a purchase right (other than the acquiring person and its affiliates) to purchase, for the purchase price, that number of shares of common stock of another corporation which at the time of the event would have a market value equal to twice the purchase price:

•	the acquisition of us in a merger by such other corporation;

•	a business combination between us and such other corporation; or

•	the sale, lease, exchange or transfer of 50% or more of our assets or assets accounting for 50% or more of our net income or revenues, in one or more transactions.

At any time prior to the earlier of a triggering offer or any person becoming an acquiring person, our Board of Directors may redeem the purchase rights in whole, but not in part, at a price of $0.0001 per purchase right. In addition, the Board of Directors may also waive, within a specified period, the effect of such triggering event or a person being an acquiring person.

The purchase rights have certain anti-takeover effects and will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our Board of Directors. The purchase rights will not interfere with any merger or other business combination approved by our Board of Directors, since the Board of Directors may, at its option, authorize Teekay Corporation to redeem all of the then-outstanding purchase rights or waive the application of the shareholder rights plan in connection with a specific transaction. The shareholder rights plan and the rights expire in July 2020. The description and terms of the purchase rights are set forth in our Amended and Restated Rights Agreement that is filed as an exhibit to the Registration Statement on Form 8-A/A filed on July 2, 2010, which is incorporated by reference into this prospectus.

Shareholder Meetings, Quorum, and Voting

Our Bylaws establish advance notice procedures with respect to business brought before an annual meeting by a shareholder and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board of Directors. Under our Bylaws, special meetings of the shareholders may be called only by our Board of Directors. No business other than that stated in the notice of meeting may be transacted at any special meeting. Our Articles provide that a majority of the shares entitled to vote on any matter shall constitute a quorum at a meeting of shareholders, unless the matter has been submitted to the shareholders at any meeting and recommended by a majority of our Continuing Directors (as defined in our Articles), in which case one-third of the shares entitled to vote on the matter shall constitute a quorum.

Election of Directors

Our Bylaws provide for a “staggered board,” with our Board of Directors divided into three classes, as nearly equal in number as possible, and the directors in each class serving three-year terms and one class being elected each year by our shareholders. Vacancies on the Board of Directors are filled by our Board of Directors. Because this system of electing directors and filling vacancies generally makes it more difficult for shareholders to replace a majority of the Board of Directors, it may tend to discourage a third party from making a tender offer or otherwise attempting to gain control of us.

Other Matters

Sales of Assets, Mergers and Dissolution

Under the Marshall Islands Business Corporations Act, the sale, lease, exchange or other disposition of all or substantially all of Teekay Corporation’s assets not made in the usual or regular course of Teekay Corporation’s business or the non-judicial dissolution and liquidation of Teekay Corporation are required to be approved by the holders of two-thirds of the outstanding shares of our capital stock entitled to vote on such matter; in addition, non-judicial dissolution approved, if approved by written consent, must be approved by a unanimous written consent of all holders of capital stock entitled to vote on the matter. In addition, the holders of one-half of the outstanding shares of capital stock entitled to vote in an election of directors may institute judicial dissolution proceedings in specified circumstances in accordance with the Marshall Islands Business Corporations Act. In the event of the dissolution of Teekay Corporation, the holders of our common stock will be entitled to share pro rata in our net assets available for distribution to them, after payment to all creditors and the liquidation preferences of any of our outstanding preferred stock.

Under the Marshall Islands Business Corporations Act, a merger or consolidation involving Teekay Corporation (other than with certain subsidiaries at least 90% of whose shares of each class are owned by Teekay Corporation) is required to be approved by the holders of a majority of the outstanding shares of our capital stock entitled to vote on the matter.

A class of shares may be entitled to vote separately as a class on various corporate activities. The vote for such class will be determined by the Marshall Islands Business Corporations Act and, if applicable, our articles of incorporation and bylaws.

Dissenters’ Rights of Appraisal and Payment

Under the Marshall Islands Business Corporations Act, shareholders have the right to dissent from various corporate actions, including certain mergers or sales, leases, exchanges or other dispositions of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. The right of a dissenting shareholder to receive payment of the fair value of such shareholder’s shares shall not be available for the shares of any class or series of stock, which shares, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation or any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual course of its business, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters, creates or abolishes certain rights in respect of those shares. A condition for such payment is that the dissenting shareholders follow the procedures set forth in the Marshall Islands Business Corporations Act. In the event that we (or the surviving entity in a merger) fail to agree with any dissenting shareholder on a price for the shares, such procedures involve, among other things, the institution of court proceedings in either the Republic of the Marshall Islands or the country where our shares are primarily traded, which is the United States. The value of the shares of a dissenting shareholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.

Amendment of Articles of Incorporation

Under the Marshall Islands Business Corporations Act, amendments to the articles of incorporation of a Republic of the Marshall Islands corporation generally may be authorized by vote of the holders of a majority of all outstanding shares entitled to vote or by written consent of all shareholders entitled to vote thereon. The approval of the holders of a majority of the outstanding shares of an adversely affected class or series of stock is also required for certain amendments.

Limitations on Ownership and Dividends

Neither Republic of the Marshall Islands law nor our Articles or Bylaws limit the right to own our securities, including the rights of non-resident or foreign shareholders to hold or exercise voting rights on the securities. Certain of our debt facilities, and Republic of the Marshall Islands law, impose limitations on our ability to pay dividends.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income tax considerations that may be relevant to prospective shareholders and, unless otherwise noted in the following discussion, is the opinion of Perkins Coie LLP, our U.S. counsel, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. The opinion of our counsel is dependent on the accuracy of representations made by us to them, including descriptions of our operations contained herein. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (or the Code), legislative history, applicable U.S. Treasury Regulations (or Treasury Regulations), judicial authority and administrative interpretations, all as in effect on the date of this prospectus, and which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

This discussion is limited to shareholders who hold their common stock as a capital asset for tax purposes. This discussion does not address all tax considerations that may be important to a particular shareholder in light of the shareholder’s circumstances, or to certain categories of shareholders that may be subject to special tax rules, such as:

•	dealers in securities or currencies;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	persons whose functional currency is not the U.S. dollar;

•	persons holding our common stock as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	certain U.S. expatriates;

•	financial institutions;

•	insurance companies;

•	persons subject to the alternative minimum tax;

•	persons that actually or under applicable constructive ownership rules own 10% or more of our common stock; and

•	entities that are tax-exempt for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners in partnerships holding our common stock should consult their tax advisors to determine the appropriate tax treatment of the partnership’s ownership of our common stock.

No ruling has been or will be requested from the Internal Revenue Service (or IRS) regarding any matter affecting us or our shareholders. Instead, we will rely on the opinion of Perkins Coie LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS.

This discussion does not address any U.S. estate tax considerations or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. Each shareholder is urged to consult its tax advisor regarding the U.S. federal, state, local and other tax consequences of the ownership or disposition of our common stock.

United States Federal Income Taxation of U.S. Holders

As used herein, the term U.S. Holder means a beneficial owner of our common stock that is, for U.S. federal income tax purposes: (a) a U.S. citizen or U.S. resident alien (or a U.S. Individual Holder), (b) a corporation or other entity taxable as a corporation that was created or organized under the laws of the United States, any state thereof or the District of Columbia, (c) an estate whose income is subject to U.S. federal income taxation regardless of its source, or (d) a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions

Subject to the discussion of passive foreign investment companies (or PFICs) below, any distributions made by us with respect to our common stock to a U.S. Holder generally will constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in our common stock and thereafter as capital gain, which will be either long term or short term capital gain depending upon whether the U.S. Holder has held the common stock for more than one year. U.S. Holders that are corporations for U.S. federal income tax purposes generally will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. For purposes of computing allowable foreign tax credits for U.S. federal income tax purposes, dividends received with respect to our common stock will be treated as foreign source income.

Subject to holding period requirements and certain other limitations, dividends received with respect to our common stock by a U.S. Holder who is an individual, trust or estate (or a Non- Corporate U.S. Holder) will be treated as “qualified dividend income” that is taxable to such Non-Corporate U.S. Holder at preferential capital gain tax rates provided that we are not classified as a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (we intend to take the position that we are not now and have never been classified as a PFIC, as discussed below). Any dividends received with respect to our common stock not eligible for these preferential rates will be taxed as ordinary income to a Non-Corporate U.S. Holder.

Special rules may apply to any “extraordinary dividend” paid by us. Generally, an extraordinary dividend is a dividend with respect to a share of common stock if the amount of the dividend is equal to or in excess of 10% of a common shareholder’s adjusted tax basis (or fair market value in certain circumstances) in such common stock. In addition, extraordinary dividends include dividends received within a one year period that, in the aggregate, equal or exceed 20% of a shareholder’s adjusted tax basis (or fair market value in certain circumstances). If we pay an “extraordinary dividend” on our common stock that is treated as “qualified dividend income,” then any loss recognized by a Non-Corporate U.S. Holder from the sale or exchange of such common stock will be treated as long–term capital loss to the extent of the amount of such dividend.

Certain Non-Corporate U.S. Holders are subject to a 3.8% tax on certain investment income, including dividends. Non-Corporate U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their ownership of our common stock.

Sale, Exchange or Other Disposition of Common Stock

Subject to the discussion of PFICs below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such stock. Subject to the discussion of extraordinary dividends above, such gain or loss generally will be treated as (a) long–term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition, or short term capital gain or loss otherwise and (b) U.S. source gain or loss, as applicable, for foreign tax credit purposes. Non-Corporate U.S. Holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Certain Non-Corporate U.S. Holders currently are subject to a 3.8% tax on certain investment income, including capital gains from the sale or other disposition of stock. Non-Corporate U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their disposition of our common stock.

Consequences of Possible PFIC Classification

A non–U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to a “look through” rule, either: (a) at least 75% of its gross income is “passive” income; or (b) at least 50% of the average value of its assets is attributable to assets that produce or are held for the production of passive income. For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property and rents and royalties (other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business). By contrast, income derived from the performance of services does not constitute “passive income.”

There are legal uncertainties involved in determining whether the income derived from our time-chartering activities constitutes rental income or income derived from the performance of services, including legal uncertainties arising from the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time-chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Code. However, the IRS stated in an Action on Decision (AOD 2010-01) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Moreover, the market value of our common stock and our publicly traded subsidiaries may be treated as reflecting the value of our assets, and our publicly traded subsidiaries’ assets, respectively, at any given time. Therefore, a decline in the market value of our common stock, or our publicly traded subsidiaries, which is not within our control, may impact the determination of whether we are a PFIC. Nevertheless, based on our and our subsidiaries’ current assets and operations, we intend to take the position that we are not now and have never been a PFIC, and our counsel, Perkins Coie LLP, is of the opinion that it is more likely than not that we are not a PFIC based on applicable law, including the Code, legislative history, published revenue rulings and court decisions, and representations we have made to them regarding the composition of our assets, the source of our income and the nature of our activities and other operations, including:

•	the total payments due to us under each of our time charters are substantially in excess of the current bareboat charter rate for comparable vessels;

•	the income derived from our participation in pooling arrangements and from our other time and voyage charters will be greater than 25% of our total gross income at all relevant times; and

•	the gross value of our vessels participating in pooling arrangements and servicing our other time and voyage charters will exceed the gross value of all other assets we own at all relevant times.

An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinion of Perkins Coie LLP may not be sustained by a court if contested by the IRS. Further, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in our or our subsidiaries’ assets, income or operations.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder generally would be subject to different taxation rules depending on whether the U.S. Holder makes a timely and effective election to treat us as a “Qualified Electing Fund” (or a QEF election). As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark–to–market” election with respect to our common stock, as discussed below.

Taxation of U.S. Holders Making a Timely QEF Election

A U.S. Holder who makes a timely QEF election (or an Electing Holder) must report the Electing Holder’s pro rata share of our ordinary earnings and net capital gain, if any, for each taxable year for which we are a PFIC that ends with or within the Electing Holder’s taxable year, regardless of whether or not the Electing Holder received distributions from us in that year. Such income inclusions would not be eligible for the preferential tax rates applicable to qualified dividend income. The Electing Holder’s adjusted tax basis in our common stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in our common stock and will not be taxed again once distributed. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of our common stock. A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with the U.S. Holder’s timely filed U.S. federal income tax return (including extensions).

If a U.S. Holder has not made a timely QEF election with respect to the first year in the U.S. Holder’s holding period of our common stock during which we qualified as a PFIC, the U.S. Holder may be treated as having made a timely QEF election by filing a QEF election with the U.S. Holder’s timely filed U.S. federal income tax return (including extensions) and, under the rules of Section 1291 of the Code, a “deemed sale election” to include in income as an “excess distribution” (described below) the amount of any gain that the U.S. Holder would otherwise recognize if the U.S. Holder sold the U.S. Holder’s common stock on the “qualification date.” The qualification date is the first day of our taxable year in which we qualified as a “qualified electing fund” with respect to such U.S. Holder. In addition to the above rules, under very limited circumstances, a U.S. Holder may make a retroactive QEF election if the U.S. Holder failed to file the QEF election documents in a timely manner. If a U.S. Holder makes a timely QEF election for one of our taxable years, but did not make such election with respect to the first year in the U.S. Holder’s holding period of our common stock during which we qualified as a PFIC and the U.S. Holder did not make the deemed sale election described above, the U.S. Holder also will be subject to the more adverse rules described below.

A U.S. Holder’s QEF election will not be effective unless we annually provide the U.S. Holder with certain information concerning our income and gain, calculated in accordance with the Code, to be included with the U.S. Holder’s U.S. federal income tax return. We have not provided our U.S. Holders with such information in prior taxable years and do not intend to provide such information in the current taxable year. Accordingly, U.S. Holders will not be able to make an effective QEF election at this time. If, contrary to our expectations, we determine that we are or will be a PFIC for any taxable year, we will provide U.S. Holders with the information necessary to make an effective QEF election with respect to our common stock.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

If we were to be treated as a PFIC for any taxable year and, as we anticipate, our stock were treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a “mark–to–market” election with respect to our common stock, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made for the first year a U.S. Holder holds or is deemed to hold our common stock and for which we are a PFIC, the U.S. Holder generally would include as ordinary income in each taxable year that we are a PFIC the excess, if any, of the fair market value of the U.S. Holder’s common stock at the end of the taxable year over the U.S. Holder’s adjusted tax basis in the common stock. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common stock over the fair market value thereof at the end of the taxable year that we are a PFIC, but only to the extent of the net amount previously included in income as a result of the mark–to–market election. A U.S. Holder’s tax basis in our common stock would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our common stock in taxable years that we are a PFIC would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of our common stock in taxable years that we are a PFIC would be treated as ordinary loss to the extent that such loss does not exceed the net mark–to–market gains previously included in income by the U.S. Holder. Because the mark–to–market election only applies to marketable stock, however, it would not apply to a U.S. Holder’s indirect interest in any of our subsidiaries that were also determined to be PFICs.

If a U.S. Holder makes a mark-to-market election for one of our taxable years and we were a PFIC for a prior taxable year during which such U.S. Holder held our common stock and for which (a) we were not a QEF with respect to such U.S. Holder and (b) such U.S. Holder did not make a timely mark-to-market election, such U.S. Holder would also be subject to the more adverse rules described below in the first taxable year for which the mark-to-market election is in effect and also to the extent the fair market value of the U.S. Holder’s common stock exceeds the U.S. Holder’s adjusted tax basis in the common stock at the end of the first taxable year for which the mark-to-market election is in effect.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

If we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a “mark–to–market” election for that year (a Non–Electing Holder ) would be subject to special rules resulting in increased tax liability with respect to (a) any “excess distribution” (i.e., the portion of any distributions received by the Non– Electing Holder on our common stock in a taxable year in excess of 125% of the average annual distributions received by the Non–Electing Holder in the three preceding taxable years, or, if shorter, the Non–Electing Holder’s holding period for our common stock), and (b) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for our common stock;

•	the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income in the current taxable year;

•	the amount allocated to each of the other taxable years would be subject to U.S. federal income tax at the highest rate of tax in effect for the applicable class of taxpayer for that year; and

•	an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

Additionally, for each year during which a U.S. Holder holds our common stock, we are a PFIC, and the total value of all PFIC stock that such U.S. Holder directly or indirectly holds exceeds certain thresholds, such U.S. Holder will be required to file IRS Form 8621 with its annual U.S. federal income tax return to report its ownership of our common stock. In addition, if a Non–Electing Holder who is an individual dies while owning our common stock, such Non-Electing Holder’s successor generally would not receive a step–up in tax basis with respect to such common stock.

U.S. Holders are urged to consult their tax advisors regarding the PFIC rules, including the PFIC annual reporting requirements, as well as the applicability, availability and advisability of, and procedure for, making QEF, Mark-to-Market and other available elections with respect to us and our subsidiaries, and the U.S. federal income tax consequences of making such elections.

Consequences of Possible Controlled Foreign Corporation Classification

If CFC Shareholders (generally, U.S. Holders who each own, directly, indirectly or constructively, either 10% or more of the total combined voting power or 10% or more of the value of our outstanding common stock)

own directly, indirectly or constructively more than 50% of either the total combined voting power of our outstanding common stock entitled to vote or the total value of all of our outstanding common stock, we generally would be treated as a controlled foreign corporation (or a CFC ).

CFC Shareholders are treated as receiving current distributions of their respective share of certain income of the CFC without regard to any actual distributions and are subject to other burdensome U.S. federal income tax and administrative requirements but generally are not also subject to the requirements generally applicable to shareholders of a PFIC. In addition, a person who is or has been a CFC Shareholder may recognize ordinary income on the disposition of shares of the CFC. Although we do not believe we are or will become a CFC, U.S. persons owning a substantial interest in us should consider the potential implications of being treated as a CFC Shareholder in the event we become a CFC in the future, including the effect of changes to the rules governing CFC Shareholders made by the recently enacted legislation commonly known as the “Tax Cuts and Jobs Act.”

The U.S. federal income tax consequences to U.S. Holders who are not CFC Shareholders would not change in the event we become a CFC in the future.

U.S. Return Disclosure Requirements for U.S. Individual Holders

U.S. Individual Holders who hold certain specified foreign financial assets, including stock in a foreign corporation that is not held in an account maintained by a financial institution, with an aggregate value in excess of $50,000 on the last day of a taxable year, or $75,000 at any time during that taxable year, may be required to report such assets on IRS Form 8938 with their U.S. federal income tax return for that taxable year. This reporting requirement does not apply to U.S. Individual Holders who report their ownership of our common stock under the PFIC annual reporting rules described above. Penalties apply for failure to properly complete and file IRS Form 8938. Investors are encouraged to consult with their tax advisors regarding the possible application of this disclosure requirement to their investment in our common stock.

United States Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our common stock (other than a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is a Non–U.S. Holder.

Distributions

In general, a Non–U.S. Holder will not be subject to U.S. federal income tax on distributions received from us with respect to our common stock unless the distributions are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the Non-U.S. Holder maintains in the United States). If a Non–U.S. Holder is engaged in a trade or business within the United States and the distributions are deemed to be effectively connected to that trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax on those distributions in the same manner as if it were a U.S. Holder.

Sale, Exchange or Other Disposition of Common Stock

In general, a Non-U.S. Holder is not subject to U.S. federal income tax on any gain resulting from the disposition of our common stock unless (a) such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the Non-U.S. Holder maintains in the United States) or (b) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which such disposition occurs and meets certain other requirements. If a Non-U.S. Holder is engaged in a trade or business within the United States and the disposition of our common stock is deemed to be effectively connected to that trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax on the resulting gain in the same manner as if it were a U.S. Holder.

Information Reporting and Backup Withholding

In general, payments of distributions with respect to, or the proceeds of a disposition of, our common stock to a Non–Corporate U.S. Holder will be subject to information reporting requirements. These payments to a Non–Corporate U.S. Holder also may be subject to backup withholding if the Non–Corporate U.S. Holder:

•	fails to timely provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest or distributions required to be shown on its U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non–U.S. Holders may be required to establish their exemption from information reporting and backup withholding on payments made to them within the United States, or through a U.S. payor, by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a Non–Corporate U.S. Holder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by accurately completing and timely filing a U.S. federal income tax return with the IRS.

NON-UNITED STATES TAX CONSIDERATIONS

The following discussion is based upon the opinion of Watson Farley & Williams LLP, our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands and is applicable only to persons who do not reside in, maintain offices in or engage in business, operations or transactions in the Republic of the Marshall Islands and are not citizens of the Republic of the Marshall Islands.

Because we and our subsidiaries do not, and we do not expect that we or any of our subsidiaries will, conduct business, transactions or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law holders of our common stock will not be subject to Marshall Islands taxation or withholding on dividends. In addition, holders of our common stock will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of shares of common stock, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the shares of common stock.

It is the responsibility of each shareholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in us. Accordingly, each shareholder is urged to consult its tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal, tax returns which may be required of such shareholder.

UNDERWRITING

Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities are acting as joint book-running managers of the offering and Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement, each underwriter named below has agreed to purchase severally and not jointly, and we have agreed to sell to that underwriter, the number of shares of common stock set forth opposite the underwriter’s name.

Underwriter	Number of Shares of Common Stock
Morgan Stanley & Co. LLC	4,500,000
J.P. Morgan Securities LLC	2,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,500,000
UBS Securities LLC	1,500,000
BNP Paribas Securities Corp.	250,000
Credit Agricole Securities (USA) Inc.	250,000

Total	10,000,000

The underwriting agreement will provide that the obligations of the underwriters to purchase the common stock included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares of common stock (other than those covered by the option to purchase additional shares of common stock described below) if they purchase any of the shares of common stock. The underwriters may offer and sell the shares through certain of their affiliates.

Option to Purchase Additional Shares of Common Stock

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,500,000 additional shares of common stock at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional shares of common stock approximately proportionate to that underwriter’s initial purchase commitment.

Underwriting Discounts and Expenses

The underwriters propose to offer some of the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares of common stock to dealers at the public offering price less a concession not to exceed $0.27208 per share. After the initial offering, the public offering price and concession or any other selling term of this offering may be changed.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock.

	No Exercise	Full Exercise
Per share of common stock	$0.45337	$0.45337
Total	$4,533,700	$5,213,755

We estimate that our total expenses for this offering, excluding the underwriting discounts, will be approximately $215,000.

Lock-Up Agreement

We and all directors and executive officers and certain holders of our outstanding common stock have agreed that, without the prior written consent of the representatives, we and they will not, during the period ending 60 days after the date of this prospectus supplement (the “restricted period”):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•	file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock.

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of the representatives, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of common stock to the underwriters;

•	the sale of notes in the concurrent convertible notes offering;

•	the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

•	transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering; provided that no filing under Section 16(a) of the Exchange Act, is required or voluntarily made in connection with subsequent sales of the common stock or other securities acquired in such open market transactions; or

•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) to the extent a public announcement or filing under the U.S. Securities and Exchange Act of 1934, as amended (the Exchange Act), if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period.

The representatives, in their discretion, may release the common stock, notes and other securities subject to the lock-up agreements described above in whole or in part at any time.

Listing

Our common stock is listed on the NYSE under the symbol “TK.”

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our common stock on the NYSE in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specified purchase limits are exceeded.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the representatives, on behalf of the underwriters, may purchase and sell common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares of common stock to be purchased by the underwriters in this offering, which creates a syndicate short position. “Covered” short sales are sales of common stock made in an amount up to the number of shares of common stock represented by the underwriters’ option to purchase additional shares of common stock. In determining the source of common stock to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares of common stock available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares of common stock. Transactions to close out the covered syndicate short position involve either purchases of common stock in the open market after the distribution has been completed or the exercise of the option to purchase additional shares of common stock. The underwriters may also make “naked” short sales of common stock in excess of the option to purchase additional shares of common stock. The underwriters must close out any naked short position by purchasing common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of bids for or purchases of common stock in the open market while this offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives repurchase shares of common stock originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of our common stock. They may also cause the price of our common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE or in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Conflicts of Interest and Other Relationships

The underwriters and their affiliates have performed investment and commercial banking and advisory services for us and our affiliates from time to time for which they have received customary fees and expenses. In the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Affiliates of certain underwriters are lenders or agents under certain of our credit facilities. To the extent that we use any of the net proceeds from this offering to repay borrowings under any such credit facility, such affiliates will receive their proportionate share of any amount of such credit facility that is repaid with the net proceeds from this offering.

Indemnification

We and certain of our affiliates have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make because of any of these liabilities.

Selling Restrictions

The shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”) . Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus has been prepared on the basis that any offer of shares in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. This prospectus is not a prospectus for the purposes of the Prospectus Directive.

Hong Kong

Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any shares of common stock other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the shares, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

Korea

The shares of common stock have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the shares have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the shares, the shares may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the regulation on issuance, public disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of shares of Korea, provided that (a) the shares are denominated, and the dividend payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20 per cent. of the aggregate issue amount of the shares, (c) the shares are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant underwriting agreement, subscription agreement, and the offering circular and (e) the Company and the underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.

Brazil

For purposes of Brazilian law, this offer of securities is addressed to you personally, upon your request and for your sole benefit, and is not to be transmitted to anyone else, to be relied upon elsewhere or for any other purpose either quoted or referred to in any other public or private document or to be filed with anyone, without our prior express and written consent.

This offering does not constitute or form part of any public offering of shares of common stock in Brazil and, accordingly, has not been and will not be registered under Brazilian Federal Law No. 6385 of December 7, 1976, as amended, Brazilian Securities Commission (Comissão de Valores Mobilários) Rule (Instrução) No. 400 of December 29, 2003, as amended, or under any other Brazilian securities law or regulation. Furthermore, our shares and we have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobilários) under Rule (Instrução) No. 480 of December 7, 2009, as amended.

Therefore, the shares offered hereby have not been, will not be and may not be offered for sale or sold in Brazil except in circumstances that do not constitute a public offering or other unauthorized distribution under applicable Brazilian laws and regulations. Documents relating to the shares, as well as the information contained therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale of the shares to the public in Brazil.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or the FIEL, has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of common stock. Accordingly, the shares have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Dubai

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares of common stock to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Perkins Coie LLP, Portland, Oregon. The validity of the shares of our common stock offered hereby and certain other legal matters with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by Watson Farley & Williams LLP. Vinson & Elkins L.L.P., Washington, D.C., will pass upon certain legal matters in connection with the offering on behalf of the underwriters.

EXPERTS

The consolidated financial statements of Teekay Corporation as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016; and the consolidated financial statements of Exmar LPG BVBA as of December 31, 2014, and for the year ended December 31, 2014 filed as Exhibit 23.2 of the Teekay Corporation Annual Report on Form 20-F/A for the year ended December 31, 2016, each have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC and incorporated into this prospectus, automatically will update information previously filed with the SEC and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 20-F, as amended, for the fiscal year ended December 31, 2016;

•	our Reports on Form 6-K or 6-K/A, as applicable, filed with the SEC on May 5, 2017, May 30, 2017, August 1, 2017, August 18, 2017, September 11, 2017 (Report on Form 6-K/A), September 25, 2017 (excluding Exhibit 99.1 thereto), November 22, 2017 and December 6, 2017; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on February 11, 2003, and the description of our common share purchase rights contained in our Registration Statement on Form 8-A/A filed with the SEC on July 2, 2010, including any subsequent amendments or reports filed for the purpose of updating such descriptions.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided in “Where You Can Find More Information” in the accompanying prospectus. You also may request a copy of any document incorporated by reference into this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost by visiting our internet website at www.teekay.com. The information contained in our website, or any other website, is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. You may also make requests for such documents at no cost by writing or calling us at the following address:

Teekay Corporation

4th Floor, Belvedere Building,

69 Pitts Bay Road

Hamilton HM 08, Bermuda

Attn: Corporate Secretary

(441) 298-2530

In reviewing any agreements included as exhibits to the registration statement relating to the shares of common stock covered by this prospectus or to other SEC filings incorporated by reference into this prospectus, please be aware that these agreements are attached as exhibits to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement, which representations and warranties may have been made solely for the benefit of the other parties to the applicable agreement and, as applicable:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that may have been made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement (or such other date or dates as may be specified in the agreement) and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time and should not be relied upon by investors in considering whether to invest in our securities.

EXPENSES

The following table sets forth estimated costs and expenses, other than any discounts and commissions to the underwriters, we expect to incur in connection with the issuance and distribution of the shares of common stock covered by this prospectus.

Legal fees and expenses	$100,000
Accounting fees and expenses	$50,000
Printing costs	$40,000
Transfer agent fees	$5,000
Miscellaneous	$20,000

Total	$215,000

PROSPECTUS

$150,000,000

Teekay Corporation

Common Stock

Preferred Stock

Convertible Preferred Stock

Debt Securities

Convertible Debt Securities

We may, from time to time, offer to sell in one or more offerings up to an aggregate of $150,000,000 of our common stock, preferred stock, convertible preferred stock, debt securities or convertible debt securities. We refer to our common stock, preferred stock, convertible preferred stock, debt securities and convertible debt securities collectively as the “securities.” The securities we may offer may be convertible into or exercisable or exchangeable for other securities. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus.

This prospectus describes some of the general terms that may apply to these securities. Each time we sell securities, the specific terms of the securities to be offered including the amount of securities offered, and any other information relating to a specific offering, will be set forth in an amendment to the registration statement of which this prospectus is a part, or in a supplement to this prospectus, or may be set forth in one or more documents incorporated by reference in this prospectus.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, or through other means, on a continuous or delayed basis. If any underwriters are involved in the sale of any securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or may be calculable from the information set forth, in the applicable prospectus supplement.

You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock trades on the New York Stock Exchange under the symbol “TK.” On December 21, 2017, the last reported sale price of our common stock on the New York Stock Exchange was $9.23 per share.

Investing in our securities involves a high degree of risk. Please read the sections entitled “Forward-Looking Statements” and “Risk Factors” contained on pages 2 and 4 of this prospectus, as well as documents which are incorporated by reference herein before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 12, 2018.

You should rely only on the information contained in this prospectus, any prospectus supplement, the documents incorporated by reference into this prospectus and any free writing prospectus. We have not authorized anyone else to give you different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not offering to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement or any free writing prospectus, as well as the information we previously filed or hereafter file with the U.S. Securities and Exchange Commission (or SEC) that is incorporated by reference into this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. We will disclose material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference into this prospectus.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we have filed with the SEC using a “shelf” registration process. Under the shelf registration process, we may sell any combination of the securities described in this prospectus up to an aggregate offering price of $150,000,000 from time to time and in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this prospectus, we will provide a prospectus supplement that contains specific information about the terms of the offering and of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the applicable prospectus supplement.

Unless otherwise indicated, references in this prospectus to “Teekay Corporation,” “we,” “us” and “our” and similar terms refer to Teekay Corporation and/or one or more of its subsidiaries, except that those terms, when used in this prospectus in connection with the securities described herein, shall mean specifically Teekay Corporation.

Unless otherwise indicated, all references in this prospectus to “dollars” and “$” are to, and amounts are presented in, U.S. Dollars, and financial information presented in this prospectus is prepared in accordance with accounting principles generally accepted in the United States (or GAAP).

You should read carefully this prospectus, any prospectus supplement, and the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in or incorporated by reference into this prospectus and any prospectus supplements are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995, as amended, provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. In addition, we and our representatives may from time to time make other oral or written statements that are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events affecting us. Forward-looking statements are subject to risks, uncertainties and assumptions, including those risks discussed in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in our most recent Annual Report on Form 20-F, as amended, and other reports we file with the SEC and that are incorporated into this prospectus by reference. The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. In addition, we cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement, and accordingly, you should not place undue reliance on forward-looking statements.

TEEKAY CORPORATION

We are a leading provider of international crude oil and gas marine transportation services and we also offer offshore oil production, storage and offloading services, primarily under long-term, fixed-rate contracts. Over the past decade, we have undergone a major transformation from being primarily an owner of ships in the cyclical spot tanker business to being a growth-oriented asset manager in the “Marine Midstream” sector. This transformation has included our expansion into the liquefied natural gas (or LNG) and liquefied petroleum gas (or LPG) shipping sectors through our publicly-listed subsidiary Teekay LNG Partners L.P. (NYSE: TGP) (or Teekay LNG), further growth of our operations in the offshore production, storage and transportation sector through our publicly-listed subsidiary Teekay Offshore Partners L.P. (NYSE: TOO) (or Teekay Offshore) and through our 100% ownership interest in Teekay Petrojarl AS, and the continuation of our conventional tanker business through our publicly-listed subsidiary Teekay Tankers Ltd. (NYSE: TNK) (or Teekay Tankers). Our organizational structure can be divided into (a) our controlling interests in our publicly-listed subsidiaries, Teekay Offshore, Teekay LNG and Teekay Tankers and (b) Teekay Corporation and its remaining subsidiaries.

Teekay Offshore includes our shuttle tanker operations, floating storage and off-take (or FSO) units, one HiLoad DP unit, a majority of our floating production, storage and offloading (or FPSO) units, and offshore support which includes Units for Maintenance and Safety (or UMS), all of which primarily operate under long-term fixed-rate contracts, and long-distance towing and offshore installation vessels.

Teekay LNG includes all of our LNG and LPG carriers. LNG carriers are usually chartered to carry LNG pursuant to time-charter contracts, where a vessel is hired for a fixed period of time. LPG carriers are mainly chartered to carry LPG on time charters, on contracts of affreightment or spot voyage charters.

Teekay Tankers, including Teekay Tankers’ minority investment in Tanker Investments Ltd., includes a substantial majority of our conventional crude oil tankers and product carriers. Our conventional crude oil tankers and product tankers primarily operate in the spot-tanker market or are subject to time charters or contracts of affreightment that are priced on a spot-market basis or are short-term, fixed-rate contracts. We consider contracts that have an original term of less than one year in duration to be short-term. Certain of our conventional crude oil tankers and product tankers are on fixed-rate time-charter contracts with an initial duration of at least one year. Our conventional Aframax, Suezmax, and large and medium product tankers are among the vessels included in Teekay Tankers.

The Teekay organization was founded in 1973. We are a Republic of the Marshall Islands corporation and maintain our principal executive headquarters at 4th floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08, Bermuda. Our telephone number at such address is (441) 298-2530. Our principal operating office is located at Suite 2000, Bentall 5, 550 Burrard Street, Vancouver, British Columbia, Canada, V6C 2K2. Our telephone number at such address is (604) 683-3529. Our website address is www.teekay.com. The information contained in our website is not part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below, in the sections entitled “Risk Factors” in any prospectus supplement and those set forth in documents incorporated by reference in this prospectus and any applicable prospectus supplement, including our most recent Annual Report on Form 20-F, as amended, and if applicable, in our Reports on Form 6-K filed with or furnished to the SEC, as well as other information in this prospectus and any prospectus supplement, before purchasing any of our securities. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment. Additional risks and uncertainties known or not known to us or that we deem immaterial may also impair our business, financial condition, results of operations and prospects.

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. shareholders.

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a “passive foreign investment company” (or PFIC) for such purposes in any taxable year for which either (a) at least 75% of its gross income consists of “passive income,” or (b) at least 50% of the average value of the entity’s assets is attributable to assets that produce or are held for the production of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. By contrast, income derived from the performance of services does not constitute “passive income.”

There are legal uncertainties involved in determining whether the income derived from our time-chartering activities constitutes rental income or income derived from the performance of services, including the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time-chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Internal Revenue Code of 1986, as amended (or the Code). However, the Internal Revenue Service (or IRS) stated in an Action on Decision (AOD 2010-01) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Nevertheless, based on the current composition of our assets and operations (and those of our subsidiaries), we intend to take the position that we are not now and have never been a PFIC, and our counsel, Perkins Coie LLP, is of the opinion that it is more likely than not we are not a PFIC based on representations we have made to them regarding the composition of our assets, the source of our income and the nature of our activities and operations. No assurance can be given, however, that the opinion of Perkins Coie LLP would be sustained by a court if contested by the IRS, or that we would not constitute a PFIC for any future taxable year if there were to be changes in our assets, income or operations.

If the IRS were to determine that we are or have been a PFIC for any taxable year during which a U.S. Holder (as defined below under “Material United States Federal Income Tax Considerations”) held stock, such U.S. Holder would face adverse U.S. federal income tax consequences. For a more comprehensive discussion regarding our status as a PFIC and the tax consequences to U.S. Holders if we are treated as a PFIC, please read “Material United States Federal Income Tax Considerations—United States Federal Income Taxation of U.S. Holders—Consequences of Possible PFIC Classification.”

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we will use the net proceeds from the sale of our securities covered by this prospectus for general corporate purposes, which may include, among other things:

•	paying or refinancing all or a portion of our indebtedness outstanding at the time; and

•	funding working capital, capital expenditures or acquisitions.

The actual application of proceeds from the sale of any particular offering of securities covered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods presented. We have no outstanding preferred stock, therefore no ratio of combined fixed charges and preference dividends is presented.

	Nine Months Ended September 30, 2017(2)	Year Ended December 31,
		2016(2)	2015	2014(2)	2013(2)	2012(2)
Ratio of earnings to fixed charges(1)	—	—	2.2x	—	—	—

(1)	This data is unaudited for all periods presented. For purposes of computing our ratio of earnings to fixed charges on a consolidated basis, earnings is the result of adding (a) pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, and (d) distributed income of equity investees, and subtracting (a) interest capitalized and (b) preference security distributions of subsidiaries. Fixed charges represent (i) interest expensed and capitalized, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness, (iii) interest within time-charter hire expense and (iv) preference security dividend requirements of consolidated subsidiaries.
(2)	For the nine months ended September 30, 2017 and the years ended December 31, 2016, 2014, 2013 and 2012, the ratio of earnings to fixed charges was less than 1.0x. The amount of the deficiency for these periods was $437.2 million, $19.2 million, $19.2 million, $99.5 million and $418.9 million, respectively. These amounts were impacted by significant non-cash charges, including asset impairments of $45.8 million, $167.6 million, and $432.2 million for the years ended December 31, 2016, 2013, and 2012, respectively, losses (gains) on sale of vessels amounted to $66.5 million, and ($8.8) million for the years ended December 31, 2016, and 2014, respectively, as well as unrealized losses (gains) on derivative instruments, excluding cross currency swaps, of ($69.4) million, $100.5 million, ($178.9) million, and ($30.3) million for the years ended December 31, 2016, 2014, 2013, and 2012, respectively. In addition, the amount for the nine months ended September 30, 2017, was affected by asset impairments of $245.2 million, loss on deconsolidation of Teekay Offshore of $103.2 million and a $25.1 million loss on sale of vessels.

CAPITALIZATION

Our capitalization and indebtedness will be set forth in a prospectus supplement to this prospectus or in a Report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

DESCRIPTION OF CAPITAL STOCK

General

We may issue common stock or preferred stock, in one or more distinct series, from time to time. This section summarizes the material terms of our common stock and material terms that would be common to all series of our preferred stock. The following description of our common stock, preferred stock and provisions of our Amended and Restated Articles of Incorporation, as amended (or Articles) and our Amended and Restated Bylaws (or Bylaws), are summaries and are qualified by reference to our Articles and our Bylaws, copies of which have been filed as exhibits to our Annual Report on Form 20-F, as amended, for the year ended December 31, 2016, which is incorporated by reference herein.

Our authorized capital stock consists of 725 million shares of common stock, with a par value of $0.001 per share, and 25 million shares of preferred stock, with a par value of $1 per share. As of December 21, 2017, there were 88,433,041 shares of our common stock outstanding and no shares of preferred stock outstanding.

Exchange Listing.

Shares of our common stock are listed on the New York Stock Exchange, where they trade under the symbol “TK.”

Transfer Agent and Registrar.

Computershare Inc. serves as registrar and transfer agent for our common stock.

Common Stock

Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding shares of our preferred stock, holders of common stock are entitled to receive ratably any dividends declared from time to time by our Board of Directors out of funds legally available therefor. Holders of our common stock generally do not have conversion, redemption or preemptive rights to subscribe for any of our securities. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of any shares of preferred stock that we may issue.

Preferred Stock

Our Board of Directors may from time to time, and without further action by our shareholders, direct the issuance of shares of preferred stock in one or more series and may, at the time of issuance, determine the rights, preference and limitations of each such series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of our preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of Teekay Corporation before any payment is made to the holders of shares of our common stock. The voting, dividend, liquidation, redemption, conversion or other rights of any preferred stock we may issue could adversely affect the voting power and other rights of the holders of our common stock and may have the effect of decreasing the market price of our common stock. Under certain circumstances, the issuance of shares of our preferred stock may render more difficult or tend to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.

Anti-Takeover Provisions

Preferred Stock Authorization.

As noted above, our Board of Directors, without shareholder approval, has the authority under our Articles to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated or which have a tendency to delay or prevent a change of control of Teekay Corporation or make removal of management more difficult.

Shareholder Rights Plan.

We have an amended and restated shareholders rights agreement pursuant to which holders of our common stock have been granted one purchase right on each outstanding share of common stock. Each purchase right, when exercisable, initially entitles its registered holder to purchase from us one share of our common stock at a price of $200 per share, subject to certain anti-dilution adjustments. The purchase rights are not currently exercisable and will become exercisable only upon the earlier of:

•	Ten days following a public announcement that a person became an “acquiring person,” which refers to a person who either (a) did not beneficially own 15% or more of our outstanding common stock on July 2, 2010 (the effective date of the amended and restated shareholder rights plan), and subsequently acquires beneficial ownership of 20% or more of our outstanding common stock, or (b) did beneficially own 15% or more of our outstanding common stock on July 2, 2010, and subsequently acquires beneficial ownership of an additional 5% or more of our outstanding common stock; or

•	Ten business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a person or group becoming an acquiring person.

Unless otherwise approved by our Board of Directors, if a person becomes an acquiring person, the purchase rights held at any time by the acquiring person and its affiliates will become null and void and nontransferable, and the remaining purchase rights will entitle each other right holder to purchase, for the purchase price, the number of shares of our common stock which at the time of the transaction would have a market value equal to twice the purchase price. Additionally, at any time prior to an acquiring person’s becoming the holder of 50% or more of our outstanding shares of common stock, our Board of Directors may exchange the purchase rights (other than the purchase rights owned by the acquiring person and its affiliates), at an exchange ratio of one share of our common stock per purchase right.

After a person becomes an acquiring person, each of the following events would entitle each holder of a purchase right (other than the acquiring person and its affiliates) to purchase, for the purchase price, that number of shares of common stock of another corporation which at the time of the event would have a market value equal to twice the purchase price:

•	the acquisition of us in a merger by such other corporation;

•	a business combination between us and such other corporation; or

•	the sale, lease, exchange or transfer of 50% or more of our assets or assets accounting for 50% or more of our net income or revenues, in one or more transactions.

At any time prior to the earlier of a triggering offer or any person becoming an acquiring person, our Board of Directors may redeem the purchase rights in whole, but not in part, at a price of $0.0001 per purchase right. In addition, the Board of Directors may also waive, within a specified period, the effect of such triggering event or a person being an acquiring person.

The purchase rights have certain anti-takeover effects and will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our Board of Directors. The purchase rights will not interfere with any merger or other business combination approved by our Board of Directors, since the Board of Directors may, at its option, authorize Teekay Corporation to redeem all of the then-outstanding purchase rights or waive the application of the shareholder rights plan in connection with a specific transaction. The shareholder rights plan and the rights expire in July 2020. The description and terms of the purchase rights are set forth in our Amended and Restated Rights Agreement that is filed as an exhibit to the Registration Statement on Form 8-A/A filed on July 2, 2010, which is incorporated by reference into this prospectus.

Shareholder Meetings, Quorum, Voting and Consents.

Our Bylaws establish advance notice procedures with respect to business brought before an annual meeting by a shareholder and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board of Directors. Under our Bylaws, special meetings of the shareholders may be called only by our Board of Directors. No business other than that stated in the notice of meeting may be transacted at any special meeting. Our Articles provide that a majority of the shares entitled to vote on any matter shall constitute a quorum at a meeting of shareholders, unless the matter has been submitted to the shareholders at any meeting and recommended by a majority of our Continuing Directors (as defined in our Articles), in which case one-third of the shares entitled to vote on the matter shall constitute a quorum. In addition, under Republic of the Marshall Islands law, shareholder actions taken without a shareholder meeting or a vote must be taken by unanimous written consent of the shareholders entitled to vote with respect to the subject matter thereof. These provisions may have the effect of delaying or preventing consideration of certain shareholder proposals until the next annual meeting, if at all, unless a special meeting is called by our Board of Directors.

Election of Directors.

Our Bylaws provide for a “staggered board,” with our Board of Directors divided into three classes, as nearly equal in number as possible, and the directors in each class serving three-year terms and one class being elected each year by our shareholders. Vacancies on the Board of Directors are filled by our Board of Directors. Because this system of electing directors and filling vacancies generally makes it more difficult for shareholders to replace a majority of the Board of Directors, it may tend to discourage a third party from making a tender offer or otherwise attempting to gain control of us.

Other Matters

Sales of Assets, Mergers and Dissolution.

Under the Marshall Islands Business Corporations Act, the sale of all or substantially all of Teekay Corporation’s assets not made in the usual or regular course of Teekay Corporation’s business or the non-judicial dissolution and liquidation of Teekay Corporation are required to be approved by the holders of two-thirds of the outstanding shares of our capital stock entitled to vote on such matter or by a unanimous written consent of all holders of capital stock entitled to vote on the matter. In addition, the holders of one-half of the outstanding shares of capital stock entitled to vote may institute judicial dissolution proceedings in specified circumstances in accordance with the Marshall Islands Business Corporations Act. In the event of the dissolution of Teekay Corporation, the holders of our common stock will be entitled to share pro rata in our net assets available for distribution to them, after payment to all creditors and the liquidation preferences of any of our outstanding preferred stock.

Under the Marshall Islands Business Corporations Act, a merger or consolidation involving Teekay Corporation (other than with subsidiaries at least 90% of whose shares are owned by Teekay Corporation) is required to be approved by the holders of a majority of the outstanding shares of our capital stock entitled to vote on the matter.

A class of shares may be entitled to vote separately as a class on various corporate activities. The vote for such class will be determined by the Marshall Islands Business Corporations Act and, if applicable, our articles of incorporation and bylaws.

Dissenters’ Rights of Appraisal and Payment.

Under the Marshall Islands Business Corporations Act, our shareholders have the right to dissent from various corporate actions, including certain mergers or sales of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. The right of a dissenting shareholder to receive payment of the fair value of such shareholder’s shares shall not be available for the shares of any class or series of stock, which shares, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. A condition for such payment is that the dissenting shareholders follow the procedures set forth in the Marshall Islands Business Corporations Act. In the event that we fail to agree with any dissenting shareholder on a price for the shares, such procedures involve, among other things, the institution of court proceedings in either the Republic of the Marshall Islands or the country where our shares are primarily traded, which is the United States. The value of the shares of a dissenting shareholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.

Amendment of Articles of Incorporation.

Under the Marshall Islands Business Corporations Act, amendments to the articles of incorporation of a Republic of the Marshall Islands corporation generally may be authorized by vote of the holders of a majority of all outstanding shares entitled to vote. The approval of the holders of a majority of the outstanding shares of an adversely affected class or series of stock is also required for certain amendments.

Limitations on Ownership and Dividends.

Neither Republic of the Marshall Islands law nor our Articles or Bylaws limit the right to own our securities, including the rights of non-resident or foreign shareholders to hold or exercise voting rights on the securities. Certain of our debt facilities, and Republic of the Marshall Islands law, impose limitations on our ability to pay dividends.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities (any of which may be senior or subordinated and convertible or not convertible) from time to time in one or more series, under an indenture to be dated as of a date on or prior to our initial issuance of the debt securities. The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our senior debt securities would be issued under a senior indenture, and our subordinated debt securities would be issued under a subordinated indenture. The senior or subordinated indenture for debt securities and any convertible debt securities, forms of which are included as exhibits to the registration statement of which this prospectus is a part, will be executed at the time we issue applicable debt securities. Any supplemental indentures will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

All of the indentures are sometimes referred to in this prospectus collectively as the “Indentures” and each, individually, as an “Indenture”. The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement. The Indentures will be qualified under the Trust Indenture Act of 1939, as amended (or the Trust Indenture Act). The terms of the debt securities will include those stated in the Indentures and those made part of the Indentures by reference to the Trust Indenture Act.

Our statements below relating to the debt securities and the Indentures are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable Indenture and any applicable United States federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture.

General

The provisions of the Indentures do not limit the aggregate principal amount of debt securities which may be issued thereunder. Unless otherwise provided in a prospectus supplement and an applicable supplemental indenture, any senior debt securities will be our direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of our other unsecured and unsubordinated debt, and the subordinated debt securities will be our unsecured obligations, subordinated in right of payment to the prior payment in full of all of our senior indebtedness with respect to such series, as described in the applicable prospectus supplement. Any debt securities may be convertible into common stock.

We may issue the debt securities as original issue discount securities, which will be offered and sold at a substantial discount below their stated principal amount. The prospectus supplement relating to any original issue discount securities will describe United States federal income tax consequences and other special considerations applicable to them. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

In addition, the specific financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement and any pricing supplement relating to the series. The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of the offered debt securities;

•	the price or prices at which the offered debt securities will be issued;

•	any limit on the aggregate principal amount of the offered debt securities;

•	the date or dates on which the principal of the offered debt securities will be payable;

•	the rate or rates (which may be fixed or variable) per year at which the offered debt securities will bear interest, if any, or the method of determining the rate or rates and the date or dates from which interest, if any, will accrue;

•	if the amount of principal, premium or interest with respect to the offered debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which these amounts will be determined;

•	the date or dates on which interest, if any, on the offered debt securities will be payable and the regular record dates for the payment thereof;

•	the place or places, if any, in addition to or instead of the corporate trust office of the trustee, where the principal, premium and interest with respect to the offered debt securities will be payable;

•	the period or periods, if any, within which, the price or prices of which, and the terms and conditions upon which the offered debt securities may be redeemed, in whole or in part, pursuant to optional redemption provisions;

•	the terms on which we would be required to redeem or purchase the offered debt securities pursuant to any sinking fund or similar provision, and the period or periods within which, the price or prices at which and the terms and conditions on which the offered debt securities will be so redeemed and purchased in whole or in part;

•	the denominations in which the offered debt securities will be issued;

•	the form of the offered debt securities and whether the offered debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	the portion of the principal amount of the offered debt securities that is payable on the declaration of acceleration of the maturity, if other than their principal amount;

•	if other than U.S. dollars, the currency or currencies in which the offered debt securities will be denominated and payable, and the holders’ rights, if any, to elect payment in a foreign currency or a foreign currency unit other than that in which the offered debt securities are otherwise payable;

•	whether the offered debt securities will be issued with guarantees and, if so, the terms of any guarantee of the payment of principal and interest with respect to the offered debt securities;

•	any addition to, or modification or deletion of, any event of default or any covenant specified in the applicable Indenture;

•	the consequences of any failure to pay principal, interest, or, if applicable, any sinking or amortization installment;

•	whether the offered debt securities will be convertible or exchangeable into common stock, and if so, the terms and conditions upon which the offered debt securities will be convertible or exchangeable;

•	whether the offered debt securities will be senior or subordinated debt securities, and if subordinated the aggregate amount of outstanding indebtedness that is senior to the subordinated debt and any limitations on the issuance of additional senior indebtedness, if any;

•	whether the applicable Indenture will include provisions restricting the declaration of distributions or requiring the creation or maintenance of any reserves or of any ratio of assets;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the offered debt securities; and

•	any other specific terms of the offered debt securities.

Consolidation, Merger and Sale of Assets

The terms of the Indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that we may not consolidate with or merge with or into, any other person or sell, assign, convey, transfer, lease our properties and assets as an entirety or substantially as an entirety to any person, unless:

•	the successor person is a corporation organized and existing under the laws of the Republic of the Marshall Islands, the United States, any state of the United States or the District of Columbia and expressly assumes by supplemental indenture all of our obligations under the debt securities and the applicable Indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	other conditions specified in the applicable Indenture are met.

Upon any consolidation, merger, sale, assignment, conveyance, transfer or lease of the properties and assets of the Company in accordance with the foregoing provisions, the successor person formed by such consolidation or into which we are merged or to which such sale, assignment, conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the applicable Indenture; and thereafter, except in the case of a lease, the Company shall be released from all obligations and covenants under the applicable Indenture and the debt securities.

Events of Default

The terms of the Indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that the debt securities are subject to the following events of default:

(1)	failure to pay principal of or any premium when due;

(2)	failure to pay any interest when due, continued for 30 days;

(3)	failure to perform any of our other covenants in the applicable Indenture, continued for 60 days after written notice has been given by the trustee, or the holders of at least 25% in principal amount of the outstanding debt securities, as provided in the applicable Indenture;

(4)	failure to deposit any sinking fund payment when due;

(5)	certain events of bankruptcy, insolvency or reorganization affecting us.

If an event of default, other than an event of default described in clause (5) above, occurs and is continuing, either the trustee under the applicable Indenture or the holders of at least 25% in aggregate principal amount of the outstanding debt securities may declare the principal amount of the debt securities to be due and payable immediately. If an event of default described in clause (5) above occurs, the principal amount of the debt securities and accrued and unpaid interest, if any, will automatically become immediately due and payable.

After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the debt securities may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal and any premium, interest or any additional amounts, or “Additional Amounts”, which are required under the applicable Indenture or the debt securities to be paid by the Company, in each case which have become due as a result of such acceleration, have been cured or waived.

The trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Subject to the applicable Indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities. In the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the applicable Indenture or that the trustee determines is unduly prejudicial to the rights of any other holder.

No holder will have any right to institute any proceeding under the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the applicable Indenture unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•	the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding have made a written request and have offered indemnity reasonably satisfactory to the trustee to institute such proceeding as trustee;

•	such holder has offered to the trustee such indemnity as is reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; and

•	the trustee has failed to institute such proceeding within 60 days after such notice, request and offer and has not received from the holders of a majority in aggregate principal amount of the debt securities then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of, interest on and any Additional Amounts with respect any debt security on or after the applicable due date in accordance with the applicable Indenture.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding debt securities may waive any default or event of default unless:

•	we fail to pay the principal of, any interest on or any Additional Amounts with respect to any debt security when due; or

•	we fail to comply with any of the provisions of the applicable Indenture that would require the consent of the holder of each outstanding debt security affected.

The Indentures provide that within 90 days after the trustee receives written notice of a default, the trustee shall transmit by mail to all holders, notice of such default hereunder, unless such default shall have been cured or waived. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as the trustee in good faith determines that withholding notice is in the best interest of the holders. In addition, we are required to deliver to the trustee (i) within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year and whether we, to the officers’ knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and (ii) within 30 days after the occurrence thereof, written notice of any events that would constitute defaults, their status and what action we are taking or propose to take in respect thereof.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal of;

•	any premium and accrued and unpaid interest, if any, on; and

•	Additional Amounts, if any, on

its debt securities, on or after the respective due dates expressed or provided for in the applicable Indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

Modification and Waiver

We and the trustee may amend or supplement the Indentures with respect to the debt securities with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities. In addition, the holders of a majority in aggregate principal amount of the outstanding debt securities may waive our compliance in any instance with any provision of the applicable Indenture without notice to the other holders of debt securities. However, no amendment, supplement or waiver may be made without the consent of each holder of outstanding debt securities affected thereby if such amendment, supplement or waiver would:

•	change the stated maturity of the principal of, or any premium or installment of interest on or any Additional Amounts with respect to the debt securities;

•	reduce the principal amount of or interest on the debt securities or any Additional Amounts with respect thereto;

•	change the currency of payment of principal of, any premium or interest on or any Additional Amounts with respect to the debt securities or change any debt security’s place of payment;

•	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any such supplemental indenture or waiver, provided for in the applicable Indenture, or reduce the requirements for quorum or voting;

•	impair the right of any holder to receive payment of principal of and interest on such holder’s debt securities on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, the debt securities;

•	impair the right to convert or exchange any debt security into or for securities of the Company or other securities, cash or property in accordance with the debt security’s terms;

•	change the ranking of the debt securities;

•	change our obligation to pay Additional Amounts on any debt security; or

•	modify provisions with respect to modification, amendment or waiver (including waiver of events of default), except to increase the percentage required for modification, amendment or waiver or to provide for consent of each affected holder of the debt securities.

We and the trustee may amend or supplement the Indentures or the debt securities without notice to, or the consent of, the holders of the debt securities to, among other things:

•	cure any ambiguity, omission, defect or inconsistency that does not adversely affect the rights of any holder of the debt securities in any material respect;

•	provide for the assumption by a successor corporation of our obligations under an Indenture;

•	secure the debt securities;

•	add to our covenants for the benefit of the holders or surrender any right or power conferred upon us; or

•	make any change that does not adversely affect the rights of any holder.

The consent of the holders is not necessary under the Indentures to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under an Indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the Indentures by delivering to the trustee for cancellation all outstanding debt securities or depositing with the trustee or delivering to the holders, as applicable, after all outstanding debt securities have become due and payable, or will become due and payable at their stated maturity within one year, cash sufficient to pay and discharge the entire indebtedness all of the outstanding debt securities and all other sums payable under the applicable Indenture by us. Such discharge is subject to terms contained in the applicable Indenture.

Defeasance

We may terminate at any time all our obligations with respect to the debt securities and the Indentures, which we refer to as “legal defeasance,” except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the debt securities, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of the debt securities. We may also terminate at any time certain of our covenants with respect to the debt securities, which we refer to as “covenant defeasance.” We may exercise the legal defeasance option notwithstanding our prior exercise of the covenant defeasance option.

If we exercise our legal defeasance option with respect to the debt securities, payment of the debt securities may not be accelerated because of an event of default with respect thereto. If we exercise the covenant defeasance option with respect to the debt securities, payment of the debt securities may not be accelerated because of an event of default specified in clause (3) in “—Events of Default” above.

The legal defeasance option or the covenant defeasance option with respect to the debt securities may be exercised only if:

(1)	we irrevocably deposit in trust with the trustee cash or U.S. government obligations or a combination thereof for the payment of principal of (and premium, if any) and interest and Additional Amounts, if any, on the debt securities to maturity,

(2)	such legal defeasance or covenant defeasance does not constitute a default under the applicable Indenture or any other material agreement or instrument binding us,

(3)	no default or event of default has occurred and is continuing on the date of such deposit and, with respect to legal defeasance only, at any time during the period ending on the 123rd day after the date of such deposit (other than, if applicable, a default or event of default with respect to the debt securities resulting from the borrowing of funds to be applied to such deposits),

(4)	in the case of the legal defeasance option, we deliver to the trustee an opinion of counsel stating that we have received from the IRS, a letter ruling, or there has been published by the IRS a Revenue Ruling, or since the date of the applicable Indenture, there has been a change in the applicable U.S. Federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such legal defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred,

(5)

in the case of the covenant defeasance option, we deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred,

(6)	we deliver to the trustee an opinion of counsel to the effect that, after the 123rd day after the date of deposit, all money and U.S. government obligations (or other property as may be provided pursuant to the terms of the applicable Indenture) (including the proceeds thereof) deposited or caused to be deposited with the trustee (or other qualifying trustee) to be held in trust will not be subject to any case or proceeding (whether voluntary or involuntary) in respect of the Company under any U.S. federal or state bankruptcy, insolvency, reorganization or other similar law, or any decree or order for relief in respect of the Company issued in connection therewith, and

(7)	we deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to the legal defeasance and covenant defeasance have been complied with as required by the applicable Indenture.

Transfer and Exchange

We will maintain an office in New York City where the debt securities may be presented for registration of transfer or exchange. This office will initially be an office or agency of the trustee. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of debt securities, but any tax or similar governmental charge required by law or permitted by the applicable Indenture because a holder requests any shares to be issued in a name other than such holder’s name will be paid by such holder. We are not required to transfer or exchange any note surrendered for purchase except for any portion of that note not being purchased.

We reserve the right to:

•	vary or terminate the appointment of the security registrar or paying agent;

•	appoint additional paying agents; or

•	approve any change in the office through which any security registrar or any paying agent acts.

Payment and Paying Agents

Payments in respect of the principal and interest on global notes registered in the name of The Depository Trust Company (or DTC), or its nominee will be payable to DTC or its nominee, as the case may be, in its capacity as the registered holder under the applicable Indenture. In the case of certificated debt securities, payments will be made in U.S. dollars at the office of the trustee or, at our option, by check mailed to the holder’s registered address. We will make any required interest payments to the person in whose name each note is registered at the close of business on the record date for the interest payment.

We may at any time designate a paying agent or additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Governing Law

The Indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

Concerning the Trustee

We will enter into the Indentures with a trustee identified in the relevant prospectus supplement that is also qualified to act under the Trust Indenture Act and with any other trustee chosen by us and appointed in a supplemental indenture for a particular series of debt securities. We may maintain a banking relationship in the ordinary course of business with our trustee and one or more of its affiliates.

The trustee, in its individual and any other capacity, may make loans to, accept deposits from, and perform services for us as if it were not the trustee; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax considerations that may be relevant to prospective shareholders and, unless otherwise noted in the following discussion, is the opinion of Perkins Coie LLP, our U.S. counsel, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. The opinion of our counsel is dependent on the accuracy of representations made by us to them, including descriptions of our operations contained herein. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (or the Code), legislative history, applicable U.S. Treasury Regulations (or Treasury Regulations), judicial authority and administrative interpretations, all as in effect on the date of this prospectus, and which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

This discussion is limited to shareholders who hold their common stock as a capital asset for tax purposes. This discussion does not address all tax considerations that may be important to a particular shareholder in light of the shareholder’s circumstances, or to certain categories of shareholders that may be subject to special tax rules, such as:

•	dealers in securities or currencies;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	persons whose functional currency is not the U.S. dollar;

•	persons holding our common stock as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	certain U.S. expatriates;

•	financial institutions;

•	insurance companies;

•	persons subject to the alternative minimum tax;

•	persons that actually or under applicable constructive ownership rules own 10% or more of our common stock; and

•	entities that are tax-exempt for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners in partnerships holding our common stock should consult their tax advisors to determine the appropriate tax treatment of the partnership’s ownership of our common stock.

No ruling has been or will be requested from the Internal Revenue Service (or IRS) regarding any matter affecting us or our shareholders. Instead, we will rely on the opinion of Perkins Coie LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS.

This discussion does not address any U.S. estate tax considerations or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. Each shareholder is urged to consult its tax advisor regarding the U.S. federal, state, local and other tax consequences of the ownership or disposition of our common stock.

Any material tax considerations relevant to an investment decision by a U.S. Holder or Non–U.S. Holder, each as defined below, with respect to securities registered under this registration statement other than the common stock, will be described in a prospectus supplement issued in connection with the offering of such securities.

United States Federal Income Taxation of U.S. Holders

As used herein, the term U.S. Holder means a beneficial owner of our common stock that is, for U.S. federal income tax purposes: (a) a U.S. citizen or U.S. resident alien (or a U.S. Individual Holder), (b) a corporation or other entity taxable as a corporation that was created or organized under the laws of the United States, any state thereof or the District of Columbia, (c) an estate whose income is subject to U.S. federal income taxation regardless of its source, or (d) a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions

Subject to the discussion of passive foreign investment companies (or PFICs) below, any distributions made by us with respect to our common stock to a U.S. Holder generally will constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in our common stock and thereafter as capital gain, which will be either long term or short term capital gain depending upon whether the U.S. Holder has held the common stock for more than one year. U.S. Holders that are corporations for U.S. federal income tax purposes generally will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. For purposes of computing allowable foreign tax credits for U.S. federal income tax purposes, dividends received with respect to our common stock will be treated as foreign source income and generally will be treated as “passive category income.”

Subject to holding period requirements and certain other limitations, dividends received with respect to our common stock by a U.S. Holder who is an individual, trust or estate (or a Non- Corporate U.S. Holder) will be treated as “qualified dividend income” that is taxable to such Non-Corporate U.S. Holder at preferential capital gain tax rates provided that we are not classified as a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (we intend to take the position that we are not now and have never been classified as a PFIC, as discussed below). Any dividends received with respect to our common stock not eligible for these preferential rates will be taxed as ordinary income to a Non-Corporate U.S. Holder.

Special rules may apply to any “extraordinary dividend” paid by us. Generally, an extraordinary dividend is a dividend with respect to a share of common stock if the amount of the dividend is equal to or in excess of 10% of a common shareholder’s adjusted tax basis (or fair market value in certain circumstances) in such common stock. In addition, extraordinary dividends include dividends received within a one year period that, in the aggregate, equal or exceed 20% of a shareholder’s adjusted tax basis (or fair market value in certain circumstances). If we pay an “extraordinary dividend” on our common stock that is treated as “qualified dividend income,” then any loss recognized by a Non-Corporate U.S. Holder from the sale or exchange of such common stock will be treated as long–term capital loss to the extent of the amount of such dividend.

Certain Non-Corporate U.S. Holders currently are subject to a 3.8% tax on certain investment income, including dividends. Non-Corporate U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their ownership of our common stock.

Sale, Exchange or Other Disposition of Common Stock

Subject to the discussion of PFICs below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such stock. Subject to the discussion of extraordinary dividends above, such gain or loss generally will be treated as (a) long–term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition, or short term capital gain or loss otherwise and (b) U.S. source gain or loss, as applicable, for foreign tax credit purposes. Non-Corporate U.S. Holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Certain Non-Corporate U.S. Holders currently are subject to a 3.8% tax on certain investment income, including capital gains from the sale or other disposition of stock. Non-Corporate U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their disposition of our common stock.

Consequences of Possible PFIC Classification

A non–U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to a “look through” rule, either: (a) at least 75% of its gross income is “passive” income; or (b) at least 50% of the average value of its assets is attributable to assets that produce or are held for the production of passive income. For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property and rents and royalties (other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business). By contrast, income derived from the performance of services does not constitute “passive income.”

There are legal uncertainties involved in determining whether the income derived from our time-chartering activities constitutes rental income or income derived from the performance of services, including legal uncertainties arising from the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time-chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Code. However, the IRS stated in an Action on Decision (AOD 2010-01) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Moreover, the market value of our common stock and our publicly traded subsidiaries may be treated as reflecting the value of our assets, and our publicly traded subsidiaries’ assets, respectively, at any given time. Therefore, a decline in the market value of our common stock, or our publicly traded subsidiaries, which is not within our control, may impact the determination of whether we are a PFIC. Nevertheless, based on our and our subsidiaries’ current assets and operations, we intend to take the position that we are not now and have never been a PFIC, and our counsel, Perkins Coie LLP, is of the opinion that it is more likely than not that we are not a PFIC based on applicable law, including the Code, legislative history, published revenue rulings and court decisions, and representations we have made to them regarding the composition of our assets, the source of our income and the nature of our activities and other operations, including:

•	the total payments due to us under each of our time charters are substantially in excess of the current bareboat charter rate for comparable vessels;

•	the income derived from our participation in pooling arrangements and from our other time and voyage charters will be greater than 25% of our total gross income at all relevant times; and

•	the gross value of our vessels participating in pooling arrangements and servicing our other time and voyage charters will exceed the gross value of all other assets we own at all relevant times.

An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinion of Perkins Coie LLP may not be sustained by a court if contested by the IRS. Further, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in our or our subsidiaries’ assets, income or operations.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder generally would be subject to different taxation rules depending on whether the U.S. Holder makes a timely and effective election to treat us as a “Qualified Electing Fund” (or a QEF election). As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark–to–market” election with respect to our common stock, as discussed below.

Taxation of U.S. Holders Making a Timely QEF Election

A U.S. Holder who makes a timely QEF election (or an Electing Holder) must report the Electing Holder’s pro rata share of our ordinary earnings and net capital gain, if any, for each taxable year for which we are a PFIC that ends with or within the Electing Holder’s taxable year, regardless of whether or not the Electing Holder received distributions from us in that year. Such income inclusions would not be eligible for the preferential tax rates applicable to qualified dividend income. The Electing Holder’s adjusted tax basis in our common stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in our common stock and will not be taxed again once distributed. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of our common stock. A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with the U.S. Holder’s timely filed U.S. federal income tax return (including extensions).

If a U.S. Holder has not made a timely QEF election with respect to the first year in the U.S. Holder’s holding period of our common stock during which we qualified as a PFIC, the U.S. Holder may be treated as having made a timely QEF election by filing a QEF election with the U.S. Holder’s timely filed U.S. federal income tax return (including extensions) and, under the rules of Section 1291 of the Code, a “deemed sale election” to include in income as an “excess distribution” (described below) the amount of any gain that the U.S. Holder would otherwise recognize if the U.S. Holder sold the U.S. Holder’s common stock on the “qualification date.” The qualification date is the first day of our taxable year in which we qualified as a “qualified electing fund” with respect to such U.S. Holder. In addition to the above rules, under very limited circumstances, a U.S. Holder may make a retroactive QEF election if the U.S. Holder failed to file the QEF election documents in a timely manner. If a U.S. Holder makes a timely QEF election for one of our taxable years, but did not make such election with respect to the first year in the U.S. Holder’s holding period of our common stock during which we qualified as a PFIC and the U.S. Holder did not make the deemed sale election described above, the U.S. Holder also will be subject to the more adverse rules described below.

A U.S. Holder’s QEF election will not be effective unless we annually provide the U.S. Holder with certain information concerning our income and gain, calculated in accordance with the Code, to be included with the U.S. Holder’s U.S. federal income tax return. We have not provided our U.S. Holders with such information in prior taxable years and do not intend to provide such information in the current taxable year. Accordingly, U.S. Holders will not be able to make an effective QEF election at this time. If, contrary to our expectations, we determine that we are or will be a PFIC for any taxable year, we will provide U.S. Holders with the information necessary to make an effective QEF election with respect to our common stock.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

If we were to be treated as a PFIC for any taxable year and, as we anticipate, our stock were treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a “mark–to–market” election with respect to our common stock, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made for the first year a U.S. Holder holds or is deemed to hold our common stock and for which we are a PFIC, the U.S. Holder generally would include as ordinary income in each taxable year that we are a PFIC the excess, if any, of the fair market value of the U.S. Holder’s common stock at the end of the taxable year over the U.S. Holder’s adjusted tax basis in the common stock. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common stock over the fair market value thereof at the end of the taxable year that we are a PFIC, but only to the extent of the net amount previously included in income as a result of the mark–to–market election. A U.S. Holder’s tax basis in our common stock would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our common stock in taxable years that we are a PFIC would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of our common stock in taxable years that we are a PFIC would be treated as ordinary loss to the extent that such loss does not exceed the net mark–to–market gains previously included in income by the U.S. Holder. Because the mark–to–market election only applies to marketable stock, however, it would not apply to a U.S. Holder’s indirect interest in any of our subsidiaries that were also determined to be PFICs.

If a U.S. Holder makes a mark-to-market election for one of our taxable years and we were a PFIC for a prior taxable year during which such U.S. Holder held our common stock and for which (a) we were not a QEF with respect to such U.S. Holder and (b) such U.S. Holder did not make a timely mark-to-market election, such U.S. Holder would also be subject to the more adverse rules described below in the first taxable year for which the mark-to-market election is in effect and also to the extent the fair market value of the U.S. Holder’s common stock exceeds the U.S. Holder’s adjusted tax basis in the common stock at the end of the first taxable year for which the mark-to-market election is in effect.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

If we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a “mark–to–market” election for that year (a Non–Electing Holder ) would be subject to special rules resulting in increased tax liability with respect to (a) any “excess distribution” (i.e., the portion of any distributions received by the Non– Electing Holder on our common stock in a taxable year in excess of 125% of the average annual distributions received by the Non–Electing Holder in the three preceding taxable years, or, if shorter, the Non–Electing Holder’s holding period for our common stock), and (b) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for our common stock;

•	the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income in the current taxable year;

•	the amount allocated to each of the other taxable years would be subject to U.S. federal income tax at the highest rate of tax in effect for the applicable class of taxpayer for that year; and

•	an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

Additionally, for each year during which a U.S. Holder holds our common stock, we are a PFIC, and the total value of all PFIC stock that such U.S. Holder directly or indirectly holds exceeds certain thresholds, such U.S. Holder will be required to file IRS Form 8621 with its annual U.S. federal income tax return to report its ownership of our common stock. In addition, if a Non–Electing Holder who is an individual dies while owning our common stock, such Non-Electing Holder’s successor generally would not receive a step–up in tax basis with respect to such common stock.

U.S. Holders are urged to consult their tax advisors regarding the PFIC rules, including the PFIC annual reporting requirements, as well as the applicability, availability and advisability of, and procedure for, making QEF, mark-to-market and other available elections with respect to us and our subsidiaries, and the U.S. federal income tax consequences of making such elections.

Consequences of Possible Controlled Foreign Corporation Classification

If CFC Shareholders (generally, U.S. Holders who each own, directly, indirectly or constructively, 10% or more of the total combined voting power of our outstanding common stock entitled to vote) own directly, indirectly or constructively more than 50% of either the total combined voting power of our outstanding common stock entitled to vote or the total value of all of our outstanding common stock, we generally would be treated as a controlled foreign corporation (or a CFC ).

CFC Shareholders are treated as receiving current distributions of their respective share of certain income of the CFC without regard to any actual distributions and are subject to other burdensome U.S. federal income tax and administrative requirements but generally are not also subject to the requirements generally applicable to shareholders of a PFIC. In addition, a person who is or has been a CFC Shareholder may recognize ordinary income on the disposition of shares of the CFC. Although we do not believe we are or will become a CFC, U.S. persons owning a substantial interest in us should consider the potential implications of being treated as a CFC Shareholder in the event we become a CFC in the future.

The U.S. federal income tax consequences to U.S. Holders who are not CFC Shareholders would not change in the event we become a CFC in the future.

U.S. Return Disclosure Requirements for U.S. Individual Holders

U.S. Individual Holders who hold certain specified foreign financial assets, including stock in a foreign corporation that is not held in an account maintained by a financial institution, with an aggregate value in excess of $50,000 on the last day of a taxable year, or $75,000 at any time during that taxable year, may be required to report such assets on IRS Form 8938 with their U.S. federal income tax return for that taxable year. This reporting requirement does not apply to U.S. Individual Holders who report their ownership of our common stock under the PFIC annual reporting rules described above. Penalties apply for failure to properly complete and file IRS Form 8938. Investors are encouraged to consult with their tax advisors regarding the possible application of this disclosure requirement to their investment in our common stock.

United States Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our common stock (other than a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is a Non–U.S. Holder.

Distributions

In general, a Non–U.S. Holder will not be subject to U.S. federal income tax on distributions received from us with respect to our common stock unless the distributions are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the Non-U.S. Holder maintains in the United States). If a Non–U.S. Holder is engaged in a trade or business within the United States and the distributions are deemed to be effectively connected to that trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax on those distributions in the same manner as if it were a U.S. Holder.

Sale, Exchange or Other Disposition of Common Stock

In general, a Non-U.S. Holder is not subject to U.S. federal income tax on any gain resulting from the disposition of our common stock unless (a) such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the Non-U.S. Holder maintains in the United States) or (b) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which such disposition occurs and meets certain other requirements. If a Non-U.S. Holder is engaged in a trade or business within the United States and the disposition of our common stock is deemed to be effectively connected to that trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax on the resulting gain in the same manner as if it were a U.S. Holder.

Information Reporting and Backup Withholding

In general, payments of distributions with respect to, or the proceeds of a disposition of, our common stock to a Non–Corporate U.S. Holder will be subject to information reporting requirements. These payments to a Non–Corporate U.S. Holder also may be subject to backup withholding if the Non–Corporate U.S. Holder:

•	fails to timely provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest or distributions required to be shown on its U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non–U.S. Holders may be required to establish their exemption from information reporting and backup withholding on payments made to them within the United States, or through a U.S. payor, by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a shareholder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by accurately completing and timely filing a U.S. federal income tax return with the IRS.

NON-UNITED STATES TAX CONSIDERATIONS

Republic of the Marshall Islands Tax Considerations

The following discussion is based upon the opinion of Watson Farley & Williams LLP, our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands and is applicable only to persons who are not citizens of and do not reside in, maintain offices in or engage in business, transactions or operations in the Republic of the Marshall Islands.

Because we and our subsidiaries do not, and we do not expect that we or any of our subsidiaries will, reside in or conduct business, transactions or operations in the Republic of the Marshall Islands, and because we anticipate that all documentation related to any offerings pursuant to this prospectus will be executed outside of the Republic of the Marshall Islands, under current Republic of the Marshall Islands law holders of our common stock will not be subject to Republic of the Marshall Islands taxation or withholding on dividends. In addition, holders of our common stock will not be subject to Republic of the Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of shares of common stock, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the shares of common stock.

It is the responsibility of each shareholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Republic of the Marshall Islands, of its investment in us. Accordingly, each shareholder is urged to consult its tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal, tax returns which may be required of such shareholder.

PLAN OF DISTRIBUTION

We may sell our common stock, preferred stock, convertible preferred stock, debt securities, convertible debt securities and any combination of the foregoing from time to time on a continuous or delayed basis (a) to or through underwriters or dealers, (b) through agents, (c) directly to one or more purchasers or other persons or entities, (d) through a combination of these methods or (e) through other means.

We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of securities by underwriters, brokers or dealers;

•	sell securities short and deliver the securities to close out short positions;

•	enter into option or other types of transactions that require us to deliver securities to an underwriter, broker or dealer, who will then resell or transfer the securities under this prospectus; or

•	loan or pledge securities to an underwriter, broker or dealer, who may sell the securities or, in the event of default, sell the pledged securities.

If underwriters are used to sell securities, we will enter into an underwriting agreement or similar agreement with them at the time of the sale to them. In that connection, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act.

The applicable prospectus supplement relating to securities will set forth, among other things:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from such sale;

•	any underwriting discounts, concessions, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers; and

•	any securities exchanges on which the securities may be listed.

If underwriters or dealers are used in the sale, securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions in accordance with the rules of the New York Stock Exchange:

•	at a fixed price or prices that may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in an applicable prospectus supplement, the obligations of underwriters or dealers to purchase the securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

Securities may be sold directly by us from time to time, at prevailing market prices or otherwise. Securities may also be sold through agents designated by us from time to time, at prevailing market prices or otherwise. Any agent involved in the offer or sale of securities in respect of which this prospectus and a prospectus supplement is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commissions payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers and agents may be entitled under agreements entered into with us to be indemnified by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement.

Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any of the securities.

Certain persons participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of the securities than they are required to purchase from us in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise. These activities will be described in more detail in the applicable prospectus supplement.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

Teekay Corporation is a Republic of the Marshall Islands corporation. The Republic of the Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of our directors and officers and those of our controlled affiliates are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside of the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our subsidiaries or our directors and officers or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed Watson Farley & Williams LLP to accept service of process on our behalf in any such action.

Watson Farley & Williams LLP, our counsel providing advice relating to Republic of the Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Republic of the Marshall Islands would (a) recognize or enforce against us or our directors and officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (b) impose liabilities against us or our directors and officers or those of our controlled affiliates in original actions brought in the Republic of the Marshall Islands, based on these laws.

LEGAL MATTERS

Unless otherwise stated in any applicable prospectus supplement, certain legal matters will be passed upon for us by Perkins Coie LLP. Unless otherwise stated in any applicable prospectus supplement, the validity of the securities and certain other legal matters with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by Watson Farley & Williams LLP. As appropriate, legal counsel representing any underwriters, dealers or agents will be named in the applicable prospectus supplement and may opine as to certain legal matters.

EXPERTS

The consolidated financial statements of Teekay Corporation as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016; and the consolidated financial statements of Exmar LPG BVBA as of December 31, 2014, and for the year ended December 31, 2014 filed as Exhibit 23.2 of the Teekay Corporation Annual Report on Form 20-F/A for the year ended December 31, 2016, each have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file and furnish annual and other reports with the SEC. You may read and copy any document that we file at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. 20549. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

This prospectus is part of a registration statement on Form F-3 filed by us with the SEC under the Securities Act. As permitted by the SEC, this prospectus does not contain all the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement (including exhibits) on Form F-3 that may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 20-F, as amended, for the fiscal year ended December 31, 2016;

•	all subsequent Annual Reports on Form 20-F filed with the SEC prior to the termination of this offering;

•	our Reports on Form 6-K filed with the SEC on May 5, 2017, May 30, 2017, August 1, 2017, August 18, 2017, September 11, 2017, September 25, 2017, November 22, 2017 and December 6, 2017;

•	all Annual Reports on Form 20-F, and all Reports on Form 6-K that we expressly identify in such reports as being incorporated by reference into the registration statement of which this prospectus is a part, that we file with or furnish to the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to completion of this offering;

•	all Reports on Form 6-K that we expressly identify in such reports as being incorporated by reference into the registration statement of which this prospectus is a part, that we file with or furnish to the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act subsequent to the date of the initial registration statement and prior to the effectiveness of the registration statement; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on February 11, 2003, and the description of our common share purchase rights contained in our Registration Statement on Form 8-A/A filed on July 2, 2010, including any subsequent amendments or reports filed for the purpose of updating such descriptions.

These reports contain important information about us, our financial condition and our results of operations. You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our internet website at www.teekay.com, or by writing or calling us at the following address:

Teekay Corporation

4th Floor, Belvedere Building,

69 Pitts Bay Road

Hamilton HM 08, Bermuda

Attn: Corporate Secretary

(441) 298-2530

EXPENSES

The following table sets forth costs and expenses, other than any underwriting discounts and commissions, we expect to incur in connection with the issuance and distribution of our securities covered by this prospectus. All amounts are estimated except the SEC registration fee.

U.S. Securities and Exchange Commission registration fee		$18,675
FINRA filing fees		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing costs		*
Transfer agent fees		*
New York Stock Exchange listing fee		*
Miscellaneous		*

Total	$	*

*	To be provided in a prospectus supplement or in a Report on Form 6-K subsequently incorporated by reference into this prospectus.

Teekay Corporation

10,000,000 Shares of Common Stock

PROSPECTUS SUPPLEMENT

January 24, 2018

Joint Book-Running Managers

Morgan Stanley

J.P. Morgan

BofA Merrill Lynch

UBS Investment Bank

Co-Managers

BNP PARIBAS

Credit Agricole CIB